Exhibit 10.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

Red Cat Holdings, Inc.

Teal Acquisition I Corp.,

Teal Drones, Inc.

And

The stockholders of Teal Drones, Inc.

Dated as of August 31, 2021

AGREEMENT and plan of merger

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2021 (this “Agreement”), is entered into by and among Red Cat Holdings, Inc., a Nevada corporation (the “Parent”), Teal Acquisition I Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”) and Teal Drones, Inc., a Delaware corporation (the “Company”) and the undersigned shareholders of the Company (collectively, the “Stockholders”). Parent, Purchaser, Company and the Stockholders are each a “party” and together are “parties” to this Agreement. All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

recitals

WHEREAS, The Parties entered into a prior Agreement and Plan of Merger dated as of July 13, 2021 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend and restate in its entirety the Original Agreement as described hereinbelow effective as of the Effective Date.

WHEREAS, the Company is party to certain contracts, approvals, rights and technology as well as certain licenses and assets, including the right to sell unmanned aerial vehicles (drones) and related services to certain agencies and instrumentalities of the United States government;

WHEREAS, Company has issued shares of its capital stock, par value $0.00001 per share (consisting of Common Stock (the “Company Common Stock”), Series Seed Exchange Preferred Stock (the “Company Series Seed Preferred Stock”), Series Seed Prime Exchange Preferred Stock (the “Company Series Seed Prime Preferred Stock”), Series A Exchange Preferred Stock (the “Company Series A Preferred Stock”), Series A-1 Exchange Preferred Stock (the “Company Series A-1 Preferred Stock”) and Series A-2 Preferred Stock (the “Company Series A-2 Preferred Stock”), collectively the “Shares”) and, upon closing of the transactions contemplated hereby, Parent will issue, pursuant to the terms and conditions of this Agreement, shares of Parent Common Stock, par value $0.001 per share (the “Parent Common Stock”) and Parent Series C Convertible Preferred Stock, par value $0.001 per share, (the “Parent Series C Preferred”, and together with the Parent Common Stock, the “Parent Shares”), of Parent, at, for Parent Shares issued at the Closing, the Agreed Parent Share Price, and, for the Earn-Out Shares, at the Earn-Out Share Price, all as set forth in this Agreement, without interest, subject to any withholding of Taxes required by applicable Law equal to a total of up to $30 million, based upon and subject to, in the case of the Earn Out Amount, meeting certain milestones (the “Earn Out Conditions”) upon achieving certain revenue goals for sale of the Company’s Golden Eagle products and services (the “Earn Out Amount”), all as set forth in this Agreement.

WHEREAS, the Stockholders collectively own approximately 92% of the issued and outstanding capital stock of the Company and desire to authorize and approve this Agreement and the transactions contemplated herein and agree to vote their Shares for the transactions contemplated hereby;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation (as such term is defined below), in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) will be converted into the right to receive the Parent Shares;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) recommended that the Company’s stockholders, and approve this Agreement and the Merger (the “Company Board Recommendation”);

WHEREAS, the boards of directors (or applicable committee thereof) of the Parent and the Purchaser have, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Parent and the Purchaser and their respective stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including this Agreement and the Merger;

WHEREAS, as a condition to and inducement of the Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, George Matus, (a “Key Employee”) has accepted an offer of employment with the Parent, the Purchaser or an affiliate of Parent or the Purchaser and has executed and delivered all Contracts and other documents required by Parent and the Purchaser relating to such employment, which employment and Contracts shall become effective from and after, and shall be conditioned upon, the Closing;

WHEREAS, as a condition to and inducement of the Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Key Employee has executed and delivered to the Parent and the Purchaser Non-Competition and Non-Solicitation Agreement, dated as of the date hereof (each, a “Non-Competition Agreement”); and

WHEREAS, the Parent, Purchaser, Stockholders and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

agreement

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1
The Merger

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger and all other applicable action by Parent and the Surviving Corporation, be amended so as to read in its entirety in the form authorized and approved by the Parent, until thereafter changed or amended as provided therein or by applicable Law. In addition, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form set forth authorized and approved by the Parent, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or written waiver (where permitted by applicable Law) of those conditions at the Closing), at the Law Office of Harvey Kesner, 500 Fifth Avenue, Suite 938, NY, NY 10036, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, the Purchaser and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the date and time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Article 2
MERGER CONSIDERATION: Conversion of Securities IN THE MERGER

2.1        Fixed Consideration. (i) In consideration of the Merger and the other obligations of Company and Stockholders as set forth in this Agreement, Parent shall pay or otherwise provide to Stockholders the following consideration (the “Purchase Price” or “Merger Consideration”):

(a)     Closing Consideration. On the Closing Date, Purchaser shall deliver in consideration for 100% of the issued and outstanding capital stock of the Company in accordance with Section 2.2 hereof: Fourteen Million Dollars (US$14,000,000), (the “Closing Merger Consideration”) payable in shares of Parent Common Stock and Parent Series C Stock (the “Stock Consideration”) minus (A) the amount required to be paid under a senior secured promissory note in favor of Decathlon/DA4 (the “Secured Note”) to be issued at closing by Parent in the amount of up to Two Million Dollars ($2,000,000), (B) the value of the shares of Parent Common Stock to be issued to Decathlon pursuant to that certain Consent Agreement, dated as of even date with this Agreement, between Decathalon and the Company; (C) any other indebtedness of the Company (it being agreed and acknowledged that the shares of Parent Common Stock issuable to Decathlon Alpha IV, L.P., a Delaware limited partnership (“DA4”) pursuant to that certain Share Issuance Agreement between the Company and DA4 shall (i) be treated as indebtedness of the Company for purposes of this Section 2.1(a); and (ii) be issued directly to DA4), and (D) any Working Capital deficit of the Company, calculated at the Closing Date VWAP (the “Agreed Parent Share Price”). The Parent Series C Preferred shall have the rights, privileges and preferences as set forth in the form of the Series C Preferred Certificate of Designation attached hereto as Exhibit 2.1(a), (the “Certificate of Designation”) which Certificate of Designation Parent shall have filed with the Secretary of State of the State of Nevada prior to the Closing Date and which shall be effective prior to the Closing, and shall be substantially equivalent to Common Stock in all respects other than the limitations on voting and conversion required in order to conform with, and shall automatically convert into Common Stock of Parent upon the approval of NASDAQ (the “NASDAQ Approval”), to the issuance of in excess of 19.99% of the outstanding Parent Common Stock in accordance with NASDAQ Rule 5635(d).

(b) Earn-Out Consideration. (i) Following the Closing Date, the Parent shall deliver in consideration for 100% of the issued and outstanding capital stock of the Company in accordance with Section 2.1(b)(iii) hereof, additional shares of Parent Common Stock (the “Earn-Out Shares”) as follows, calculated for Golden Eagle sales and service income (i.e., net revenues calculated in accordance with GAAP) received by the Company during the twenty-four month period beginning on the first day after the Closing Date (the “Earn-Out Period”) with a gross margin of at least 30% (“Qualified Sales”), as follows:

•	A total of $16,000,000 in Earn Out Shares if aggregate Qualified Sales during the Earn-Out Period shall have equaled or exceed $36 million; or
•	A total of $10,000,000 in Earn Out Shares if Qualified Sales during the Earn-Out Period shall have equaled at least $24 million but less than $36 million; or
•	A total of $ 4,000,000 in Earn Out Stares if Qualified Sales during the Earn-Out Period shall have equaled at least $18 million but less than $24 million.

(ii) the Parent shall calculate the Qualified Sales for the Earn-Out Period and deliver such amount to the Stockholders within thirty (30) days of the end of the Earn-Out Period (the “Earn-Out Determination Date”). Unless a majority in interest of the Stockholders notify the Parent in writing (the “Qualified Sales Dispute Notice”) within ten (10) business days after receipt of the Qualified Sales amount that the Stockholders disagree with the Qualified Sales Amount, the Qualified Sales amount delivered to the Stockholders shall be conclusive and binding. The Qualified Sales Dispute Notice shall include reasonable details of the disagreement and the reasons therefor. In the event Stockholders provide the Parent with any Qualified Sales Dispute Notice, the Parent shall not be required to pay or issue any Earn-Out Shares pending resolution of such dispute. The Parent and the Stockholders shall attempt to resolve their differences with respect to the Qualified Sales within ten (10) business days after the Parent’s receipt of the Qualified Sales Dispute Notice. Any disputes regarding the Qualified Sales not resolved by the Parent and the Stockholders within such 10-day period will be resolved by a national accounting firm (the “Arbitrator Accounting Firm”). The Arbitrator Accounting Firm’s determination of the Qualified Sales amount shall be conclusive and binding upon the parties. The fees and expenses of the Arbitrator Accounting Firm in acting under this Section shall be borne by the party that the Arbitrator Accounting Firm determines to be least correct (in net dollar terms) in its determination of the Qualified Sales.

(iii) the Parent shall issue the Earn Out Shares within 30 days following either the Earn-Out Determination Date or the date of resolution of any dispute regarding Qualified Sales pursuant to Section 2.1(b)(ii) above, at the VWAP on the last day of the Earn-Out Period (the “Earn-Out Share Price”) that Qualified Sales equal or exceed the amounts set forth herein. Qualified Sales shall be determined on an aggregate basis achieved during the Earn-Out Period. For the absence of doubt only one payment shall be made for each level of Qualified Sales, for example, in the event the Qualified Sales are $20,000,000 within 9 months and $30,000,000 million at the end of the Earn-Out Period, a total payment of $10,000,000 in Shares shall be due to be paid in total. . Payment of the Earn-Out Shares shall be made to the Stockholders as set forth on Schedule 2.1(b).

(c) Working Capital Adjustment. The Company shall prepare and deliver to the Parent on the Closing Date a statement setting forth its calculation of estimated Closing Working Capital,) (the “Closing Statement”) and only items set forth in the Closing Statement shall be used to calculate the Closing Working Capital. Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to Stockholders an updated Closing Statement setting forth its actual calculation of the Closing Working Capital as of the Closing Date (the “Final Closing Statement”). If the Working Capital of the Company as of the Closing Date is a positive number, the Purchase Price shall not be increased. If the Working Capital of the Company as of the Closing Date is a negative number, the Purchase Price shall be decreased dollar for dollar by the amount of the Working Capital Adjustment and shall be payable by Stockholders through a decrease in the Escrow Shares which shall be valued at the Agreed Parent Share Price. As used herein: “Closing Working Capital” means (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date; “Current Assets” means the current assets of the Company on the Closing Date and “Current Liabilities” means the current liabilities of the Company, in each case in accordance with GAAP. Unless a majority in interest of the Stockholders notify Parent in writing (the “Dispute Notice”) within ten (10) business days after receipt of the Final Closing Statement that Stockholders disagree with the Closing Working Capital set forth in the Final Closing Statement, the Closing Working Capital shall be conclusive and binding on Company, Stockholders, Purchaser and Parent. The Dispute Notice shall include reasonable details of the disagreement and the reasons therefor. In the event Stockholders provide Parent with any Dispute Notice, Stockholders shall not be required to pay the Parent with respect to the Working Capital Adjustment pending resolution of such dispute. Parent and Stockholders shall attempt to resolve their differences with respect to the Closing Working Capital within ten (10) business days after Parent’s receipt of the Dispute Notice. Any disputes regarding the Closing Working Capital not resolved by Parent and Stockholders within such 10-day period will be resolved by a national accounting firm (the “Working Capital Arbitrator Accounting Firm”). The Working Capital Arbitrator Accounting Firm’s determination of the Closing Working Capital shall be conclusive and binding upon the parties. The fees and expenses of the Working Capital Arbitrator Accounting Firm in acting under this Section shall be borne by the party that the Arbitrator Accounting Firm determines to be least correct (in net dollar terms) in its determination of the Closing Working Capital.

(d) NASDAQ Approval. Notwithstanding anything herein to the contrary, in no event shall the Purchase Price and Earn-Out Shares issuable pursuant to this Section 2.2 exceed 19.99% of the issued and outstanding Common Stock of the Company, as calculated on the Closing Date and the Earn-Out Date, prior to approval.

(e) Escrow Shares. On the Closing Date, Purchaser shall deliver to the Escrow Agent Fifteen (15%) percent of the Merger Consideration (the “Escrow Shares”) to be held in escrow in accordance with the Escrow Agreement. For purposes of This subsection 2.1(e) (i) the Decathlon Shares shall be considered to be Merger Consideration for this purpose of calculating the number of shares of Parent Common Stock and Parent Series C Stock constituting the Merger Consideration; and (ii) no Decathlon Shares shall be deposited of held in escrow as Escrow Shares, such Escrow Shares to be deposited and held as set forth in that certain Proportionate Share Agreement (as defined below) and the Escrow Agreement delivered by the Stockholders to Purchaser at Closing.

2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. (i) Conversion of Company Common Stock. Each holder of Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Shares of Company Common Stock to be cancelled in accordance with Section 2.2(b) and Dissenting Shares, shall be converted into the right to receive the Closing Merger Consideration set forth opposite such holder’s name on Schedule 2.2 attached hereto, payable to the holder, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares of Company Common Stock in accordance with Section 2.3 (provisions with respect to Restricted Shares are also addressed in Section 2.5(b)).

(ii) Conversion of Company Series Seed Preferred Stock. Each holder of Shares of Company Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive the Closing Merger Consideration set forth opposite such holder’s name on Schedule 2.2 attached hereto, payable to the holder, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares of Company Series Seed Preferred Stock in accordance with Section 2.3.

(iii) Conversion of Company Series Seed Prime Preferred Stock. Each holder of Shares of Company Series Seed Prime Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive the Closing Merger Consideration set forth opposite such holder’s name on Schedule 2.2 attached hereto, payable to the holder, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares of Company Series Seed Prime Preferred Stock in accordance with Section 2.3.

(iv) Conversion of Company Series A Preferred Stock. Each holder of Shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive the Closing Merger Consideration set forth opposite such holder’s name on Schedule 2.2 attached hereto, payable to the holder, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares of Company Series A Preferred Stock in accordance with Section 2.3.

(v) Conversion of Company Series A-1 Preferred Stock. Each holder of Shares of Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive the Merger Consideration set forth opposite such holder’s name on Schedule 2.2 attached hereto, payable to the holder, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares of Company Series A-1 Preferred Stock in accordance with Section 2.3.

(vi) Conversion of Company Series A-2 Preferred Stock. Each holder of Shares of Company Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive the Closing Merger Consideration set forth opposite such holder’s name on Schedule 2.2 attached hereto, payable to the holder, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the certificate formerly representing such Shares of Company Series A-2 Preferred Stock in accordance with Section 2.3.

(vii) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser, shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(viii) Purchaser Common Stock. Each share of common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.3 Payment for Securities; Surrender of Certificates.

(a) Procedures for Surrender. As promptly as practicable after the Effective Time, the Parent shall cause its transfer agent (the “Transfer Agent”) to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent, and shall otherwise be in such form and have such other provisions as the Purchaser or the Transfer Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Transfer Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If issuance of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the issuance of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Issuance of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, without interest thereon.

(b) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(c) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Transfer Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise issuable pursuant to this Agreement such amounts that Parent, the Purchaser, the Surviving Corporation or the Transfer Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that the Purchaser may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Transfer Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transfer Taxes. If payment of the Merger Consideration is to be made to any Person other than the registered owner of the applicable Shares the amount of any Transfer Taxes (whether imposed on the registered owner or such other Person) payable on account of the transfer will be deducted from the amount of Merger Consideration to be issued to such Person, unless satisfactory evidence of the payment of such Transfer Taxes or exemption therefrom is submitted to the Purchaser.

2.4 Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, no Shares issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Section 262 of the DGCL in connection with the Merger (collectively, “Dissenting Shares”) shall be converted into a right to receive that portion of the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Section 2.2, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). In the event that any holder of Shares fails to make an effective demand for payment or fails to perfect its appraisal rights as to its Shares or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall be converted into the right to receive the Merger Consideration issuable pursuant to Section 2.2 in respect of such Shares as if such Shares had never been Dissenting Shares, in accordance with and following the satisfaction of the applicable requirements and conditions set forth in Section 2.3. The Company shall give Parent prompt notice (and in no event more than two Business Days) of (i) any demand received by the Company for appraisal of Shares (and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand) or (ii) any notice of exercise by any holder of Shares of appraisal rights in accordance with the DGCL. The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.

2.5 Treatment of Options; Restricted Stock; Warrants.

(a) Treatment of Options.

(i) Immediately prior to the Effective Time, each outstanding and unexercised option to purchase Shares (each, a “Company Option”) that is vested, was granted under any stock option plan (including, without limitation, the Company’s 2015 Equity Incentive Plan (the “2015 Plan”)) of the Company or any other equity plan or other Contract (collectively, the “Company Stock Option Plans”), shall be cancelled.

(ii) The parties hereby acknowledge that the 2015 Equity Company’s 2015 Plan shall automatically terminate and be of no further force or effect with respect to any awards thereunder or the right to receive any shares or awards of Company stock immediately prior to the Effective Time. No vested awards shall be continued following the Effective Time and any unvested awards shall not be subject to any vesting and shall be cancelled.

(iii)   The Company shall, prior to the Effective Time, take (or cause to be taken) any and all action, and shall obtain all such consents, as may be necessary to effect the foregoing provisions of this Section 2.4(a).

(b) Treatment of Restricted Stock and Restricted Stock Units.

(i) Each Share that, as of immediately prior to the Effective Time, is subject to a risk of forfeiture, a right of repurchase in favor of the Company, or to restrictions on transfers under the applicable award agreement or Benefit Plan, that is outstanding immediately prior to the Effective Time under any Contract, instrument or plan set forth in Section 3.2(b) of the Company Disclosure Schedule (each, a “Restricted Share”) shall be converted into the right to receive the Merger Consideration, without interest, as provided in Section 2.1(a), such Merger Consideration to be paid to the holder of such Restricted Share in accordance with the vesting schedule applicable to such Restricted Share, in each case subject to all applicable withholding or other Taxes required by applicable Law. The Company shall obtain, prior to the Closing, the consent from each holder of a Restricted Share to the amendment of the terms governing such Restricted Share to permit the treatment set forth in this Section 2.4(b)(i) (unless such consent is not required under the terms of the applicable Contract, instrument or plan).

(ii) At the Effective Time, each award of restricted stock units with respect to Company Common Stock (“Company RSUs”) shall automatically terminate and be of no further force or effect with respect to any awards thereunder or the right to receive any shares or awards of Company stock immediately prior to the Effective Time. No vested awards shall be continued following the Effective Time and any unvested awards shall not be subject to any vesting and shall be cancelled.

(iii) The Company shall, prior to the Effective Time, take (or cause to be taken) any and all action, and shall obtain all such consents, as may be necessary to effect the foregoing provisions of this Section 2.4(b).

(c) Treatment of Company Warrants.

(i) At the Effective Time, each Company Warrant that has not otherwise been exercised or expired shall be terminated immediately upon the Effective Time. Neither the Surviving Corporation nor Parent shall assume any Company Warrant that is outstanding immediately prior to the Effective Time, whether or not then exercisable. Following the Effective Time, no Company Warrant shall remain outstanding and, except as set forth in the preceding sentence, no holder of a Company Warrant shall have the right to receive any consideration from the Company, Parent or the Surviving Corporation upon the exercise or conversion of such Company Warrant or otherwise in respect thereof.

(ii) The Company shall, prior to the Effective Time, take (or cause to be taken) any and all action, and shall obtain all such consents, as may be necessary to cause the holders of all Company Warrants that have not otherwise been exercised or expired prior to the Effective Time to agree to the treatment set forth in this Section 2.4(c) (including, without limitation, providing any notices required under the Contracts relating to such Company Warrants regarding the transaction contemplated by this Agreement).

Article 3
Representations and Warranties of the Company

Except as set forth in the disclosure schedule delivered by the Company to the Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement (provided, however, that any disclosure contained in any section of the Company Disclosure Schedule relating to one section of this Agreement shall be deemed to be disclosed with respect to any other section of this Agreement to the extent the relevance of such disclosure to any such representation and warranty is reasonably apparent from the descriptions contained in the Company Disclosure Schedule to the reader without the need to review or consult additional documents), the Company hereby represents and warrants to the Parent and the Purchaser as follows:

3.1 Organization and Qualification; No Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had a Company Material Adverse Effect.

(b) The Company has delivered or caused to be delivered or made available to the Parent and the Purchaser accurate and complete copies of the currently effective certificate of incorporation of the Company (the “Company Charter”) and bylaws of the Company (the “Company Bylaws”). The Company is not in violation of the Company Charter or the Company Bylaws.

(c) The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

(d) The Company neither owns nor has any relationship to nor has any Company Contract been entered into with any third party and Teal Drones, Inc., a Utah corporation,

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 79,000,000 shares of common stock, par value $0.00001 per share (the “Company Common Stock”), of which, as of the date of this Agreement and at the Effective Time, there are 12,380,203 shares issued and outstanding (and no shares of Company Common Stock held in treasury), including no Restricted Shares and (ii) 81,520,284 shares of preferred stock, par value $0.00001 per share (the “Company Preferred Stock”), 7,600,000 of which are designated as Series Seed Preferred Stock, par value $0.00001 per share, none of which shares are issued and outstanding or reserved for future issuance under Contract, 7,600,000 of which are designated as the Series Seed Exchange Preferred Stock, $0.00001 par value per share, 6,350,000 of which shares are issued and outstanding and none of which shares are reserved for future issuance under Contract, 5,454,545 of which are designated as the Series Seed Prime Preferred Stock, $0.0001 par value per share, none of which shares are issued and outstanding or reserved for future issuance under Contract, 5,454,545 of which are designated as the Series Seed Prime Exchange Preferred Stock, $0.0001 par value per share, 5,000,000 of which shares are issued and outstanding and [none] of which shares are reserved for future issuance under Contract, 19,295,998 of which are designated as the Series A Preferred Stock, $0.0001 par value per share, none of which shares are issued and outstanding or reserved for future issuance under Contract, 19,295,998 of which are designated as the Series A Exchange Preferred Stock, $0.0001 par value per share, 16,782,000 of which shares are issued and outstanding and none of which shares are reserved for future issuance under Contract, 7,981,165 of which are designated as the Series A-1 Preferred Stock, $0.0001 par value per share, none of which shares are issued and outstanding or reserved for future issuance under Contract, 7,981,165 of which are designated as the Series A-1 Exchange Preferred Stock, $0.0001 par value per share, 5,040,990 of which shares are issued and outstanding and none of which shares are reserved for future issuance under Contract, and 5,337,344 of which are designated as the Series A-2 Preferred Stock, $0.0001 par value per share, 5,337,344 of which shares are issued and outstanding and none of which shares are reserved for future issuance under Contract. All of the outstanding shares of Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, the Company had no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for 4,286,358 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Options Plans and 17,620,451 shares of Company Preferred Stock reserved for issuance pursuant to the exercise of outstanding Company Warrants all of which Options and Warrants will be cancelled at the Effective Time as provided in Section 2.4 hereof.

(c) Except for the Company Options and the Company Warrants set forth in Section 3.2(b), as of the date of this Agreement, there were no options, warrants or other rights, agreements, arrangements or commitments of any character (i) relating, convertible into or exchangeable for capital stock of any other Equity Interests of the Company or (ii) obligating the Company to issue, acquire or sell any Equity Interests of the Company. Since the close of business on December 31, 2020, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interest of the Company.

(d) There are no outstanding obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any Company Shares or other Equity Interests in the Company.

3.3 Authority.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Company Board, by resolutions duly adopted by vote of those voting on such matters at a meeting duly called and held, has, and as of the date of this Agreement not subsequently rescinded or modified in any way, (x) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (y) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (z) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

(b) The Company is not a party to any stockholder rights plan or “poison pill” agreement.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of the Shares, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval conflict with or violate any provision of the Company Charter or Company Bylaws, (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its properties or assets or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the properties or assets of the Company pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had a Company Material Adverse Effect.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) the receipt of the Company Stockholder Approval, and (c) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not had a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company holds all licenses, permits, certificates, variances, exemptions, approvals and registrations of any Governmental Entity required by applicable Law or Order for the Company to own, lease and operate its properties and assets, and to conduct its business as currently conducted (the “Company Permits”), except where the failure to have any Company Permits, individually or in the aggregate, has not had a Company Material Adverse Effect. Section 3.6(a) of the Company Disclosure Schedule contains an accurate and complete list of the Company Permits. The Company is and since January 1, 2019 has been in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect, individually or in the aggregate, has not had a Company Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except for any such actions that, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b) The Company is not and has not been since January 1, 2019 in conflict with, default under or violation of, or is not being, or since January 1, 2019 has not been, investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or by which any property or asset of the Company is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, except for such investigations or reviews, the outcomes of which if determined adversely to the Company, individually or in the aggregate, have not had a Company Material Adverse Effect.

3.7 Financial Information.

(a) All of the unaudited financial statements of the Company delivered to the Parent, being the balance sheets for the years ended December 31, 2018, 2019 and 2020 and the related statements of income and cash flows for the years then ended and the balance sheet dated May 31, 2021 and the related statements of income and cash flows for the five month period then ended (A) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted) and (C) fairly present in all material respects the financial position and the results of operations and cash flows of the Company as of the dates and for the periods referred to therein.

3.8 Books and Records. The books and records of the Company reflect only actual transactions. The minute books of the Company, all of which have been made available by the Company to the Parent, contain materially complete and correct records of all meetings and other corporate actions held or taken by its stockholders and board of directors, including the applicable committees of its board of directors.

3.9 No Undisclosed Liabilities. Except for those liabilities and obligations (a) specifically reserved against or provided for in the unaudited balance sheet of the Company as of May 31, 2021 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since June 1, 2021, which, individually or in the aggregate, have not had a Company Material Adverse Effect or (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent that would be required to be recorded or reflected on a balance sheet or the notes thereto under GAAP.

3.10 Absence of Certain Changes or Events.

(a) Since May 31, 2021, there has not been any Company Material Adverse Effect.

(b) There has not been any action taken by the Company from May 31, 2021 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.11 Employee Benefit Plans .

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan and each Benefit Agreement. With respect to each Benefit Plan and Benefit Agreement, the Company has provided to the Purchaser complete and accurate copies of (A) each such Benefit Plan or Benefit Agreement, including any amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) all summaries and summary plan descriptions, including any summary of material modifications, and any other notice or description provided to employees, (D) the three most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Benefit Plan and/or Benefit Agreement that is intended to qualify under Section 401(a) of the Code, (F) the three most recent annual reports on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (G) all other filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the Company’s knowledge, threatened audits or investigations) with respect to each Benefit Plan and Benefit Agreement.

(b) Each Benefit Plan and Benefit Agreement (and any related trust or other funding vehicle) has been maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws. The Company has performed all material obligations required to be performed by it under all Benefit Plans and Benefit Agreements.

(c) No Benefit Plan is, or any Commonly Controlled Entity sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) defined benefit superannuation fund or is otherwise a defined benefit plan (including, without limitation, any “multiemployer plan” within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA). No Benefit Plan or Benefit Agreement provides health, medical, life insurance or other welfare benefits to any individual after retirement or other termination of employment other than as required under Section 4890B of the Code, and no circumstances exist that could result in the Company becoming obligated to provide any such benefits.

(d) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan.

(e) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Participant to any compensation or benefit, (ii) entitle any employee of the Company to resign or treat his or her employment as terminated, (iii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or Benefit Agreement or (iv) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Benefit Plan or Benefit Agreement.

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(g) No Participant is entitled to receive any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(h) Each Benefit Plan, Benefit Agreement and other plan or Contract maintained, established or entered into by the Company that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been (i) operated in good faith compliance with Section 409A of the Code or an available exemption therefrom from January 1, 2005 through December 31, 2008 (to the extent in existence during such period) and (ii) maintained and operated, since January 1, 2010 (to the extent in existence since such date), in documentary and operational compliance with Section 409A or the Code or an available exemption therefrom. No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code.

(i) The Company has not ever maintained, sponsored, participated in or contributed to, any Benefit Plan or Benefit Agreement subject to the Laws of any jurisdiction outside of the United States, and no Benefit Plan or Benefit Agreement provides compensation or benefits to any Participant subject to the Laws of any jurisdiction outside of the United States.

(j) The Company is not a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of any other applicable Tax Laws).

3.12 Labor and Other Employment Matters.

(a) The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, classification of employees, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational health and safety, plant closings, compensation and benefits and wages and hours. Section 3.12(a) of the Company Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position.

(b) The Company has paid in full all liabilities then due and payable in respect of all of its employees, including premium contributions, remittance and assessments for unemployment insurance, employer health tax, income tax, workers’ compensation and any liabilities under any other employment-related legislation, accrued wages, taxes, salaries, commissions, bonuses, benefits, compensation and employee benefit plan payments.

(c) The Company is not and has not been a party to any collective bargaining, employee association or works council or similar Contract, and there are not, to the knowledge of the Company, any union, employee association or works council organizing activities concerning any employees of the Company. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, or any Actions which are pending or, to the knowledge of the Company, threatened by or on behalf of any employees of the Company. The Company has not recognized (or done any act which might be construed as recognition of) any trade union, whether voluntarily or in terms of any statutory procedure as set out in any applicable Law. Since January 1, 2018, there have been no labor strikes, slowdowns, work stoppages, picketing, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against the Company.

(d) In the three years prior to the date of this Agreement, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company.

(e) Section 3.12e) of the Company Disclosure Schedule contains a list of all natural persons that are independent contractors, consultants, agents or agency employees currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such individual. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, the Company does not engage or retain any independent contractors, consultants, agents or agency employees (that are natural persons).

(f) The employees of the Company have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such employees. Any Persons now or heretofore engaged by the Company as consultants or contract laborers or independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes.

3.13 Contracts; Indebtedness.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i) any Contract that limits, or that after the Effective Time would limit, the freedom of the Company or the Parent after the Effective Time to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals;

(ii) any Contract that relates to a partnership, joint venture or relationship for joint marketing or joint development with any other Person;

(iii)   any Contract that involves future expenditures or receipts by the Company of more than $20,000 in any one year period (provided that, with respect to the Company’s customer Contracts entered into in the ordinary course consistent with past practice, this Section 3.13(a) shall only apply to Contracts with Significant Customers);

(iv)    any Contract that by its terms limits the payment of dividends or other distributions by the Company;

(v) any Contract that grants any right of first refusal or right of first offer or similar right with respect to any material assets of the Company;

(vi)    any acquisition Contract with a purchase price in excess of $20,000 or that contains “earn-out” provisions or other contingent payment obligations;

(vii) any sale or divestiture Contract with a purchase price in excess of $20,000 or that contains ongoing indemnification obligations or other material obligations;

(viii)      any Contract which is likely to involve consideration of more than $20,000, in the aggregate, paid to or received by, the Company over the remaining term of such Contract (provided that, with respect to the Company’s customer Contracts entered into in the ordinary course consistent with past practice and on the form set forth in Section 3.14(e)(i) of the Company Disclosure Schedule, this Section 3.13(a) shall only apply to Contracts with Significant Customers);

(ix)    each Contract with a Governmental Entity that involved aggregate payments of over $10,000 in 2020 or is reasonably likely to involve aggregate payments of over $10,000 in 2021;

(x) any Contract that contains obligations of the Company secured by a Lien (other than a Permitted Lien), or provides for interest rate or currency hedging arrangements, in each case in connection with which the aggregate actual or contingent obligations of the Company under such Contract are greater than $20,000;

(xi)    any Contract for the employment or engagement of any officer, employee, consultant or other individual, including any Benefit Agreement, providing for aggregate annual payments by the Company in excess of $50,000;

(xii) any Contract or plan, including any stock option or equity plan, that may or will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiii)      any collective bargaining agreement or other Contract with any labor union or severance or termination pay agreements, programs or policies;

(xiv)       any Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $20,000 individually;

(xv) any lease, sublease or other Contract with respect to the Leased Real Property (“Lease Agreements”);

(xvi)       any Contract related to the development, distribution, or provision of any Company Intellectual Property or Company Offerings, and any Contract related to the support or maintenance of any Company Intellectual Property or Company Offerings that requires payment in excess of $20,000 per year individually;

(xvii)     any Contract that concerns protection of, or imposes any obligations with respect to use or disclosure of, Trade Secrets other than Contracts on Company’s applicable standard form non-disclosure agreement without substantive changes; and

(xviii)   any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Each Contract of the type described in Section 3.13(a) and each Company Intellectual Property Contract (other than Unscheduled Outbound IP Contracts and Unscheduled Inbound IP Contracts) is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract have been provided or made available by the Company to Parent.

(c) (i) Each Company Material Contract is a legally valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) each Company Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence, (iii) the Company has in all material respects performed the obligations required by it under each Company Material Contract, (iv) the Company does not know of, and has not received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract and (v) the Company has not received any notice from any other party to any such Company Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

(d) There are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, employee or affiliate of the Company, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

(e) The Company provides services to its customers under the terms of the warranties described in Section 3.13(e)(i) of the Company Disclosure Schedule. The Company currently has not and previously has not had, any material disputes concerning its services with any of the 30 largest customers of the Company in 2020, or for 2021 to date, based on amounts paid or payable by such Person during each such period (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any such Significant Customer or any facts or circumstances that would lead to such material dissatisfaction. Each Significant Customer is listed on Section 3.13(e)(ii) of the Company Disclosure Schedule. The Company has not received written or, to the knowledge of the Company, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company (or the Parent).

(f) The Company currently has not or previously has not had any material dispute concerning products and/or services provided by any supplier who was one of the 15 largest suppliers of products and/or services to the Company in 2020, or for 2021 to date, based on amounts paid or payable by such Person during each such period (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier or any facts or circumstances that would lead to such material dissatisfaction. Each Significant Supplier is listed on Section 3.13(f) of the Company Disclosure Schedule. The Company has not received written or, to the knowledge of the Company, oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Parent).

3.14 Litigation.

(a) There is no suit, claim, action, proceeding, litigation, hearing, writ, injunction, notice of violation, investigation, arbitration, mediation, audit, dispute or demand letter (“Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company that, individually or in the aggregate, has had a Company Material Adverse Effect. As of the date of this Agreement, Section 3.14 of the Company Disclosure Schedule sets forth a description of each current Action pending or, to the knowledge of the Company, threatened against or affecting the Company (including by virtue of indemnification or otherwise) or its assets or properties, or any executive officer or director of the Company and relating to the Company or their service to the Company.

(b) Neither the Company nor any of its assets or properties, is subject to any order, writ, injunction, judgment, decree, decision, determination, ruling, subpoena, verdict, stipulation, award, settlement agreement or similar Contract, arbitration award or finding (“Order”) entered by or with any Governmental Entity or, to the knowledge of the Company, is subject to any continuing investigation by any Governmental Entity.

3.15 Environmental Matters. Except as has not had a Company Material Adverse Effect: (a) the Company is in compliance in all material respects with all Environmental Laws and (b) during the period of the Company’s use and occupancy, there have been no releases of Hazardous Substances at the Leased Real Property in quantities that are reasonably likely to result in remediation costs to the Company pursuant to Environmental Laws. The Company has not received written notice of any Environmental Claims against the Company, nor has the Company received any written notification of any allegation of any actual or potential responsibility for the disposal, release or threatened release at any location of any Hazardous Substance, in each case during the period of the Company’s use and occupancy of the Leased Real Property.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Offerings, including, where applicable, the title and most current version, release number and release date.

(b) Section 3.16(b) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable: (i) for each Patent, the name of the current owner, the Patent number or application serial number, the jurisdiction in which it was filed, the filing and issuance/grant dates, and the present prosecution status, (ii) for each registered Trademark or Trademark application, the name of the applicant/registrant, the jurisdiction where the application/registration is located, the filing date, the registration date, duration of validity, application serial number or registration number, the class of goods covered, and the nature of the goods or services, (iii) for each Domain Name, the name of the registrant, the registration date, the expiration date, the renewal date, the registrar name, and contact information for the registrar, including its billing agent, (iv) for each registered Copyright or Copyright application, the name of the applicant/registrant, the jurisdiction where the application/registration is located, the application or registration number, and date of such application or registration and (v) for each item of Registered Company Intellectual Property, any Person other than the Company that has an ownership interest therein and the nature of such ownership interest. Section 3.16(b) of the Company Disclosure Schedule also contains a complete and accurate list of all material unregistered Trademarks used or held for use by the Company in connection with the Company Offerings and all material unregistered Copyrights included in the Company-Owned Intellectual Property.

(c) For each item of Registered Company Intellectual Property: (i) all necessary registration, maintenance and renewal fees due and payable as of the Closing Date have been paid, (ii) all documents necessary for obtaining, maintaining, perfecting, preserving and renewing the Registered Company Intellectual Property required to be filed as of the date hereof and as of the Closing Date have been filed with the appropriate Governmental Entity, (iii) each such item has been prosecuted in compliance in all material respects with applicable Law and (iv) there are no actions (including payment of any fees or filing of any documents) that must be taken within 90 days following the Closing Date (or reasonable estimation thereof) for purposes of obtaining, maintaining, perfecting, preserving or renewing such Registered Company Intellectual Property.

(d) None of the Company-Owned Intellectual Property is involved in or subject to any pending or threatened Action regarding ownership, use, invalidity or enforceability, including any interference, reexamination, cancellation, or opposition proceeding. There are no facts, circumstances, or information to the Company’s knowledge, that would be expected to: (i) render any of the Intellectual Property Rights in the Company-Owned Intellectual Property invalid or unenforceable or (ii) adversely affect, limit, restrict, impair, or impede the ability of the Surviving Corporation to use and practice the Company Intellectual Property upon the Closing in the same or similar manner as currently used and practiced by the Company (and as currently planned to be used and practiced). To the knowledge of the Company, the Company-Owned Intellectual Property is subsisting and in full force and effect, and has not been abandoned or passed into the public domain.

(e) Section 3.16(e)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party, or by which the Company is otherwise bound under which the Company has granted or agreed to grant to any Third Party any assignment, license, covenant not to sue, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights (“Outbound Intellectual Property Contracts”), other than nondisclosure agreements, end user license agreements, and terms of use entered into in the ordinary course of business on Company’s applicable standard form agreement without material changes (“Unscheduled Outbound IP Contracts”). Section 3.16(e)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party, or by which the Company is otherwise bound under which any Third Party has granted or agreed to grant to the Company any assignment, license, covenant not to sue, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights (“Inbound Intellectual Property Contracts”), other than employment agreements between Company and its employees and non-exclusive, proprietary (i.e., non-Open Source) inbound Software licenses generally commercially available on commercially reasonable terms with annual license fees under $10,000 in the aggregate that do not relate to Intellectual Property or Intellectual Property Rights incorporated into any Company Offering (“Unscheduled Inbound IP Contracts”).

(f) Neither this Agreement nor the transactions contemplated by this Agreement will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, any Company Intellectual Property Contract. Following the Closing Date, the Surviving Corporation will have and be permitted to exercise all of the Company’s rights under all Company Intellectual Property Contracts (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties included in the Company Intellectual Property) to the same extent the Company would have had, and been able to exercise, had the transactions contemplated by this Agreement not occurred, without payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would have been required to pay anyway even if such transactions had not occurred.

(g) Neither this Agreement nor the transactions contemplated by this Agreement, nor any Contracts to which the Company is a party (including the assignment (if any) to the Surviving Corporation upon or at any time following Closing, by operation of law or otherwise, of any such Contracts), will result in (i) any Third Party being granted the right to exercise any rights to or access to, or the placement in or release from escrow, any Intellectual Property, (ii) violation, breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, the Company Intellectual Property Contracts or (iii) Parent or any of its affiliates or the Surviving Corporation (x) granting or being required to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Intellectual Property or Intellectual Property Rights, (y) being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or (z) being obligated to pay any amounts, or offer discounts to any Person, except, with respect to Surviving Corporation in each case (x)-(z), to the same extent that the Company would have been so obligated even if such transactions had not occurred.

(h) The Company solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) the Company-Owned Intellectual Property, free and clear of any and all Liens, and have not (i) licensed any such Company-Owned Intellectual Property, or any other Company Intellectual Property, to any Third Party, except pursuant to an Outbound Intellectual Property Contract listed in Section 3.16(e)(i) of the Company Disclosure Schedule or an Unscheduled Outbound IP Contract or (ii) exclusively licensed any such Company-Owned Intellectual Property, or any other Company Intellectual Property, to any Third Party. The Company is listed in the records of the appropriate Governmental Entity as the sole owner of each item of Registered Company Intellectual Property. All Licensed Company Intellectual Property is licensed by the Company pursuant to a valid Inbound Intellectual Property Contract listed in Section 3.16(e)(i) for use in the manner in which it is currently used by the Company. All Company Intellectual Property is either Company-Owned Intellectual Property or Licensed Company Intellectual Property.

(i) The Intellectual Property and Intellectual Property Rights included in the Company-Owned Intellectual Property and Licensed Company Intellectual Property include all of the Intellectual Property and Intellectual Property Rights that are necessary to enable the Surviving Corporation to conduct the business of the Company as currently conducted, and, immediately following the Closing, the Surviving Corporation will own or have (pursuant to the Inbound Intellectual Property Contracts) the same rights that the Company had immediately prior to the Closing with respect to such Intellectual Property and Intellectual Property Rights.

(j) The Company has taken steps consistent with industry standards, and in any event no less than reasonable steps, to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Trade Secrets provided by Third Parties for which the Company has an obligation of confidentiality and any other Trade Secrets that are included in the Company Intellectual Property. The Company has not authorized the disclosure of any Trade Secret included in the Company Intellectual Property, nor has any such Trade Secret been disclosed to a Third Party by the Company other than pursuant to a valid and enforceable confidentiality agreement with respect thereto. To the knowledge of Company, no Person has misappropriated, made any unauthorized disclosure of, or breached its confidentiality obligations with respect to any Trade Secret included in the Company Intellectual Property.

(k) Each current and former employee, officer, consultant and contractor of the Company (“Company Personnel”), who is or has been involved in the development of any Company-Owned Intellectual Property or Company Offerings, has executed and delivered to the Company applicable employment or contractor agreements, non-disclosure agreements, and assignment agreements that assign to the Company all Intellectual Property and Intellectual Property Rights developed in connection with such Person’s work for the Company, which applicable documents contain contractual terms reasonably protective of for the Trade Secrets of the Company. To the knowledge of the Company, no Company Personnel is in breach of any such agreement. No Company Personnel has any ownership, license, or other right in any Company-Owned Intellectual Property, and the Company does not owe any royalties, license fees or other amounts to any Company Personnel with respect to any Company-Owned Intellectual Property.

(l) To the knowledge of the Company no government funding, facilities or funding of a university, college, other educational institution or research center or funding from a granting agency was used in the development of any Company-Owned Intellectual Property or Company Offering.

(m)    To the Company’s knowledge, the conduct of the business of the Company as currently conducted, including the design, development, use, provision, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Offerings (i) does not infringe, misappropriate, use or disclose without authorization, or otherwise violate any Intellectual Property Rights of any Third Party and (ii) does not constitute unfair competition or trade practices under the Laws of any relevant jurisdiction.

(n) The Company n has received any written notice (or been involved in any Action) alleging (or describing an allegation) that the Company, the business of the Company. or any Company Offering, infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any relevant jurisdiction. No Action is pending or, to the knowledge of the Company, threatened against any Third Party who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to any such allegation or Action. Without limiting the foregoing, the Company has not received any correspondence asking or inviting the Company to enter into a Patent license or similar agreement or to obtain a release, immunity, or a covenant not to sue for Patent infringement with respect to the Patents of any other Person.

(o) All use and distribution of Company Offerings or any Open Source by or through the Company is in compliance in all material respects with all Open Source licenses applicable thereto, including copyright notice and attribution requirements. Section 3.16(o)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Open Source that is incorporated into, integrated or bundled with, linked with, or used in the development or compilation of, or otherwise used in or with any Company Offerings or Company-Owned Intellectual Property. Section 3.16(o)(ii) of the Company Disclosure Schedule identifies the license applicable to each such item of Open Source. Except as set forth in Section 3.16(o)(iii) of the Company Disclosure Schedule, the Company has not (A) incorporated Open Source into, integrated, bundled with or otherwise combined Open Source with, any Company Offerings or Company-Owned Intellectual Property in the nature of Software; (B) distributed Open Source in conjunction with or for use with any Company Offerings or Company-Owned Intellectual Property in the nature of Software; or (C) used Copyright Materials in a manner that requires any Company Offerings, Company-Owned Intellectual Property in the nature of Software, or any portion thereof to be subject to Copyright Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof).

(p) The Company has not made a written claim or initiated any Action with respect to infringement, misappropriation or other violation of Intellectual Property Rights or with respect to unfair competition or trade practices against any Third Party, nor has the Company issued any written correspondence asking or inviting any Third Party to enter into a Patent license or similar agreement or to obtain a release, immunity, or a covenant not to sue for Patent infringement with respect to any Patents.

(q) Prior to permitting the use or download of, or access to, a Company Offering by any Person, the Company requires such Person to enter into an end user license agreement or affirmatively agree to terms of use applicable to such Company Offering. The Company has provided to Parent all forms of nondisclosure agreements, end user license agreements, terms of use and other standard form agreements that are currently or were at any time in use related to the use or download of, or access to, Company Offerings.

(r) Section 3.16(r) of the Company Disclosure Schedule contains a list of all standard-setting organizations, industry bodies and other standards-related activities that the Company has participated in, been a member of, or contributed to and a description of, or reference to a description of, the nature of such organizations, bodies and other activities.

3.17 Privacy; Data Security(a)At all times since it began selling any Company Offering, the Company has provided notice of its privacy practices on all of its websites and these notices have not contained any material omissions of the Company’s privacy practices or practices concerning the collection, use, and disclosure of Personal Information or information about a user or consumer that is not Personal Information, including data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, Software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application (“Non-Personal Information”). The privacy policy or policies providing this notice and the periods each policy has been in effect are set forth in Section 3.17(a) of the Company Disclosure Schedule (hereinafter collectively, the “Privacy Policies”). The privacy practices of the Company conform, and at all times have conformed, in all material respects to their respective Privacy Policies at the time each Privacy Policy was in effect and with any public statements regarding the privacy practices of the Company. The Company has complied in all material respects with all Laws relating to: (i) the privacy of users of (including Internet or mobile users who view or interact with) the Company Offerings and all of the websites of the Company, and (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information or Non-Personal Information collected by the Company, or by Third Parties acting on the Company’s behalf ’s behalf or having authorized access to the Company’s ’s records. The Privacy Policies and practices of the Company concerning the collection, use, retention, disclosure, and disposal, of Personal Information or Non-Personal Information conform, and at all times have materially conformed, to all of the contractual commitments of the including to viewers of the websites of the Company and users of (including Internet users who view or interact with) the Company Offerings and the contractual commitments of the Company through which Company Offerings are offered. The Company’s Privacy Policies and the Company Offerings conform, and at all times have materially conformed to applicable Law and, to the extent subject thereto, to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2008), the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, and the Federal Trade Commission’s Principles for the Self Regulation of Online Behavioral Advertising (2010). Except as required to process a transaction or provide the Company Offerings, the Company has not disclosed, and does not have any obligation to disclose, any Personal Information or Non-Personal Information to any Third Party. The Company, the Company’s websites, and the Company Offerings, have made all disclosures to users or customers and obtained all necessary consents from users or customers required by applicable Law, and none of such disclosures made or contained in any of the Company’s websites or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law. No Actions have been asserted or, to the knowledge of the Company, are threatened against the Company by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Privacy Policies or any applicable Law. Neither this Agreement nor the transactions contemplated by this Agreement, including any disclosures of data, will violate the Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information or Non-Personal Information was collected or obtained.

(b) To the knowledge of the Company, at all times since inception, the Company has complied in all material respects with any Law applicable to the Company relating to the security of Personal Information to which the Company or Third Parties acting on the Company’s behalf, or otherwise having authorized access to the Company’s records, have access or otherwise collect or handle. To the knowledge of the Company, the Company’s information security practices conform, and at all times have conformed, in all material respects with (i) any information security statements made by Company in its respective Privacy Policies at the time each Privacy Policy was in effect and (ii) all of the contractual commitments of the Company including, but not limited to, any contractual commitments to analytics providers, data providers, publishers, advertisers and advertising networks, exchanges and advertising networks, through which Company Offerings are offered. The Company has made no statements to the general public regarding the information security practices of the Company other than those made in its respective Privacy Policies. No Actions have been asserted or, to the knowledge of the Company, are threatened against the Company by any Person with respect to the security of Personal Information. To the knowledge of the Company, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by the Company or in the Company’s possession or control by or to any Third Party, including any Governmental Entity.

3.18 Tax Matters.

(a) The Company has timely filed or caused to be timely filed with the appropriate Governmental Entities all Tax Returns required to be filed by, or with respect to, it. All such Tax Returns are accurate, correct and complete in all material respects. All material Taxes of the Company or for which the Company could be liable, which are due and payable (whether or not shown on any Tax Return), have been timely paid. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Tax by that jurisdiction. As of June 30, 2021, the unpaid Taxes of the Company did not exceed by a material amount the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the consolidated balance sheet of the Company as of June 30, 2021 (rather than in any notes thereto). Since June 30, 2021, Company not incurred any liability for Taxes outside the ordinary course of business or inconsistent with past practice.

(b) There is no Action concerning any Tax liability of the Company ongoing, claimed or raised by any Governmental Entity in writing or, to the knowledge of the Company, other than in writing. The Company has not waived any statute of limitations in respect of Taxes which waiver has not yet expired or agreed to any extension of time with respect to a Tax assessment or deficiency which extension has not yet run or in each case been requested in writing to do so. The Company is not a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract with respect to Taxes.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder of the Company or other Person.

(d) The Company has delivered or made available to Parent correct and complete copies of all federal, state and foreign income and other material Tax Returns of the Company for all Tax years open under the applicable statute of limitations, including, promptly upon their availability, for the most recent Tax year.

(e) There is no Lien for Taxes on or against any property, right or asset of the Company other than a Permitted Lien.

(f) All deficiencies asserted and assessments made with respect to Taxes of the Company (i) have been fully paid or (ii) are being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established in accordance with GAAP on the balance sheet of the Company.

(g) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company n has any liability for Taxes of any other Person (other than the Company ) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law), as a transferee or successor, by Contract or otherwise.

(h) The Company has not entered into a transaction under which gain or income has been realized but the taxation of such gain or income has been deferred under any provision of any applicable Law or by agreement with any Tax authority (including an installment sale, a deferred intercompany transaction, any change in method of accounting for a taxable period ending on or prior to the Closing Date, any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of any applicable Law) executed on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date, or a gain recognition agreement), or a transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), in each case if such gain or income recognition or such loss or credit recapture, if triggered, would give rise to a Tax liability.

(i) Neither the Company nor any of its predecessors by merger or consolidation has been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(j) The Company is not and has not been a party to a transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any other transaction requiring disclosure under similar provisions of any applicable Law.

(k) The Company (i) does not have a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States, or operates or conducts business through any branch in any country other than the United States, (ii) is not and has not been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a United States corporation under Section 7874(b) of the Code or (iii) was created or organized both in the United States and in a foreign jurisdiction such that it would be taxable in the United States as a domestic entity pursuant to Treasury Regulation Section 301.7701-5(a).

(l) The Company has not disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.19 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets and operations of the Company (the “Insurance Policies”). Section 3.20 of the Company Disclosure Schedule contains an accurate and complete list of the Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due thereon as of the date hereof have been paid in full and the Company are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2021, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. There is no material claim by the Company pending under any of the Insurance Policies and no material claim made since January 1, 2019, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies. None of the Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement.

3.20 Properties and Assets. The Company has, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) free and clear of all Liens other than Permitted Liens. To the knowledge of the Company, the assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiaries are in reasonably satisfactory condition for their continued use as they have been used and reasonably adequate in all material respects for their current use, subject to reasonable wear and tear. Notwithstanding the foregoing, it is understood and agreed that matters regarding Company Intellectual Property are addressed solely in Section 3.17 and not in this Section 3.21.

3.21 Real Property. The Company does not own any real property. Section 3.21 of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased, subleased or otherwise occupied by the Company (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) a description of the applicable lease, sublease or other Contract therefor and any and all amendments, modifications, side letters relating thereto and (iv) the current rent amounts payable by the Company related to each Leased Real Property. No Lease Agreement is subject to any Lien granted by the Company, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens. The Company has not received written notice of any Action in eminent domain, expropriation, condemnation or other similar Actions that are pending, and, to the knowledge of the Company, as of the date hereof, there are no such Actions threatened in writing, affecting any portion of the Leased Real Property and, to the knowledge of the Company, there is no such Order or Action threatened in writing, relating to the ownership, lease, use, occupancy or operation by the Company of the Leased Real Property.

3.22 Information. No representation, statement or information contained in this Agreement (including the various exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Parent or Purchaser or its representatives by the Company, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein not misleading. Copies of all documents listed or described in the various exhibits and schedules attached hereto and provided by Company or Seller to Purchaser or Parent are true, accurate and complete. The information supplied by the Company will not, when filed with the SEC in any filing, statement or report required to be filed by Parent to authorize or approve the Merger, when distributed or disseminated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.23 Required Vote. The affirmative vote of (i) the holders of shares representing a majority of the voting power of the outstanding shares of the Company’s capital stock of all classes, voting together as a single class on an as converted to Common Stock basis,; and (ii) the holders of shares representing a majority of the voting power of the outstanding shares of the Company’s Preferred Stock, voting together as a single class on an as converted to Common Stock basis, are the only votes required, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

3.24 Brokers. Neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

3.25 Anti-Corruption Laws.

(a) Neither the Company nor to the Company’s knowledge, any officer, director, agent, consultant, employee or other Person acting on behalf of the Company, has, directly or indirectly, taken any action which would cause them to be in violation of: (i) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions, (ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder and (iii) any other applicable anti-corruption and/or anti-bribery Laws of any Governmental Entity of any jurisdiction applicable to the Company (whether by virtue of jurisdiction or organization or conduct of business).

(b) The books, records and accounts of the Company have at all times accurately in all material respects and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and neither the Company has established or maintained a secret or unrecorded fund.

(c) The Company has not entered into any transaction with any of its affiliates that has provided to the Company revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated Person.

3.26 Export Controls. The Company has at all times conducted its export and related transactions in all material respects in accordance with (i) all applicable export, re-export, and anti-boycott Laws of the United States, including the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), and United States economic sanctions Laws administered by the United States Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export control Laws in any countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company has obtained all material export licenses and other material consents, authorizations, waivers, approvals, and Orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Entity, and has met the requirements of any license exceptions or exemptions, as required in connection with (i) the export and re-export of products, services, Software or technologies, and (ii) releases of technology, technical data or Software to foreign nationals located in the United States and abroad (“Export Approvals”).

(b) The Company is in compliance in all material respects with the terms of all applicable Export Approvals.

(c) There are no pending or, to the knowledge of the Company, threatened Actions against the Company with respect to Export Approvals.

(d) To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export and related transactions that may give rise to any future Actions.

(e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

(f) Section 3.28(f) of the Company Disclosure Schedule sets forth the accurate and complete export control classification numbers applicable to the Company’s products, services, Software and technologies.

(g) The Company is not currently violating and has not previously violated any United States or other applicable Laws involving restrictions or limitations on the use, development, export of or encryption of technology, and the business as currently conducted does not require the Company to obtain a license pursuant to any applicable Laws regulating the development, commercialization or export of technology.

3.27     Inventories. The inventory of the Company shown on the most recent balance sheet included in the Financial Statements and the inventory of the Company as of the Closing Date are stated and will be stated at not more than the lower of cost (on a first-in first-out basis) or market, and are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Company as currently conducted or any items whose expiration date has passed, the value of which has not been fully written down or reserved against in the Financial Statements. Schedule 3.29 sets forth a list of all of the Company’s inventory as of the Closing Date.

3.28 Regulatory Compliance.

(a) The Company is in compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the U.S. FAA, any state or municipality and similar agencies in which such Company’s products or services are offered or sold, and any other governmental entity that regulates the development of UAV in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, insurance and bonding, advertising and promotion, pre- and post-marketing reporting, and all other pre- and post-marketing reporting requirements, as applicable.

(b) Schedule 3.30(b) lists each product developed, manufactured, licensed, distributed or sold by each Company (collectively, the “Products”). Each Product manufactured by or on behalf of each Company has been manufactured in accordance with (i) the product registration applicable to such Product, (ii) the specifications under which the Product is normally and has normally been manufactured, (iii) the applicable provisions of current “CE” or “UL” good manufacturing practices or other governmental authority and (iv) without limiting the generality of Section 3.30, the provisions of all applicable Laws.

(c) The Company has obtained all registrations or submissions required for the Products and all amendments and supplements thereto, and all other Permits required by the FAA to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Company is in compliance with each such permit held by or issued to it. Except as listed on Schedule 3.30(c), the Company is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals. The Company has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d) There is no action or proceeding by any governmental or regulatory authority pending or, to the knowledge of the Company, threatened, seeking the recall of any of the Products or the revocation or suspension of any Regulatory Approval. The Company has made available to Purchaser complete and correct copies of all Regulatory Approvals. In addition, (i) the Company has made available to Purchaser a complete and correct copy of the Product Data; (ii) to the knowledge of the Company, all laws and regulations applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the knowledge of the Company, the Company has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e) There exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any domestic or foreign governmental or regulatory authority with respect to the Company or any of the Products; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any testing of any Product, or the change in marketing classification of any Product.

(f) Except as set forth in Schedule 3.30(f), all Products which have been sold through the Company have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Schedule 3.30(f) hereto, the Company has not received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of the Products.

(g) As of the Closing Date, all Product Inventory will conform to the specifications therefor contained in the Regulatory Approvals and to the Regulatory Approvals and with the requirements of all applicable governmental or regulatory authorities.

(h) The Company is and has been in compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FAA or any other governmental authority. Neither the Company, nor any of its employees or agents, have made an untrue or fraudulent statement to the FAA or any other applicable governmental authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FAA or any other similar governmental authorities.

(i) The Company has not been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FAA or any other governmental authority and there are no proceedings pending or, to the knowledge of the Company, threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FAA or any other governmental authority. The Company has not received written notice of or been subject to any other enforcement action involving the FAA or any other governmental authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the Company’s knowledge, threatened in writing against the Company.

(j) The Company has security measures and safeguards in place to protect Personally Identifiable Information it collects from customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. To the knowledge of the Company, the Company has complied in all material respects with all Applicable Laws relating to privacy and consumer protection and has not collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by Applicable Laws related to privacy, whether collected directly or from third parties, in an unlawful manner. The Company has taken all reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

(k) The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

(l) True and complete copies of all information, data, protocols, study reports, safety reports and/or other relevant documents and materials have been made available to Purchaser.

3.29     Banks. Schedule 3.32 sets forth (i) the name of each bank, trust corporation or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning their business or affairs. Except as otherwise set forth in Schedule 3.32, no such proxies, powers of attorney or other like instruments are irrevocable.

ARTICLE 3-A

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants, severally and not jointly, as of the Closing Date to the Purchaser and the Parent as follows:

3.1. Stock Ownership by Stockholder. The Stockholder has good title to, and is the sole record and beneficial owner of, the Shares set forth Opposite Stockholder’s name on Schedule 2.1 and the Shares owned by the Stockholder are free and clear of any and all Encumbrances. The Stockholder is not a party to any voting trusts, Stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares owned by the Stockholder other than such which will terminate upon the consummation of the transactions contemplated by this Agreement.

3.2. Authorization; Enforceability. If the Stockholder is an entity, the execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all requisite corporate or other company action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder, and assuming due authorization, execution and delivery by Purchaser and Parent, this Agreement constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

3.5. No Conflict; Governmental Consents. The execution, delivery and performance of this Agreement by the Stockholder does not and will not (i) if the Stockholder is an entity, violate, conflict with or result in the breach of any provision of the charter or by-laws or other organizational documents of the Stockholder, (ii) conflict with or violate in any material respect any Law or Order applicable to the Stockholder, or (iii) result in the creation of any Encumbrance on any of the Shares owned by the Stockholder pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Stockholder is a party or by which any of the Shares owned by the Stockholder. The execution, delivery and performance of this Agreement by the Stockholder does not and will not require any Approval or Order of any Governmental Entity.

3.6. Additional Stockholder Representations. (a) Stockholder represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act and that the Stockholder is able to bear the economic risk of an investment in the Parent Shares. Stockholder hereby acknowledges and represents that (i) Stockholder has knowledge and experience in business and financial matters, prior investment experience, including investment in securities that are non-listed, unregistered and/or not traded on a national securities exchange or the Stockholder has employed the services of a “purchaser representative” (as defined in Rule 501 of Regulation D), attorney and/or accountant to read all of the documents furnished or made available by the Parent to the Stockholder to evaluate the merits and risks of such an investment on the Stockholder’s behalf; (ii) the Stockholder recognizes the highly speculative nature of this investment; and (iii) the Stockholder is able to bear the economic risk that the Stockholder hereby assumes.

(b) Stockholder understands that the Parent Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon Stockholder’s investment intention. In connection with the foregoing, Stockholder hereby represents that the Stockholder is purchasing the Parent Shares for the Stockholder’s own account for investment and not with a view toward the resale or distribution to others. The Stockholder, if an entity, further represents that it was not formed for the purpose of purchasing the Parent Shares. Stockholder understands and hereby acknowledges that the Company is under no obligation to register any of the Parent Shares under the Securities Act or any state securities or “blue sky” laws.

(c) Stockholder consents to the placement of a legend on any certificate or other document evidencing the Parent Shares that such Parent Shares have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The Stockholder is aware that the Parent will make a notation in its appropriate records with respect to the restrictions on the transferability of such Parent Shares. The legend to be placed on each certificate shall be in form substantially similar to the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED

(b) Except for the Stockholder’s right to receive the Merger Consideration payable and issuable to such Stockholder and except for such Stockholder’s other rights under this Agreement, Stockholder irrevocably and unconditionally fully and forever waives, releases, and discharges each of Company, Parent, Purchaser, and each of Company’s officers and directors, employees, attorneys, agents, affiliates or assigns (“Released Parties”), from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, written or oral, in law, admiralty, or equity, which Stockholder has, ever had, or now has as against any such Released Parties for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement arising out of or relating to any business transactions between the Stockholder and the Released Parties.

Article 4
Representations and Warranties of Parent and THE Purchaser

Parent and the Purchaser hereby represent and warrant to the Company and the Stockholders as follows:

4.1 Organization and Qualification. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of the Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had a Parent Material Adverse Effect.

4.2 Authority. Each of the Parent and the Purchaser has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of the Parent and the Purchaser, as applicable, and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly authorized and validly executed and delivered by the Parent and the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by the Parent or the Purchaser, the consummation by the Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws (or any equivalent organizational or governing documents) of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any other Subsidiary of Parent (each a “Parent Subsidiary”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, the Purchaser or any Parent Subsidiary pursuant to any Contract or permit to which Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had a Parent Material Adverse Effect.

4.4 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) the filing of the Certificate of Designation for Parent Series C Preferred with the Secretary of State of the State of Delaware, (c) the approval of a majority in interest of the Parent Common Stock, (d) compliance with the applicable requirements of the Exchange Act and the Securities Act, (e) filings with the SEC as may be required by the Company in connection with this Agreement, the approval set forth in Subsection c hereof and the transactions contemplated hereby, (f) such filings as may be required under the rules and regulations of NASDAQ, and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not had a Parent Material Adverse Effect.

4.5 Litigation

. There is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or the Purchaser, or any executive officer or director of Parent or the Purchaser, that, individually or in the aggregate, has had a Parent Material Adverse Effect.

4.6 Authorized Stock. The Parent Series C Preferred has the rights privileges and preferences set forth in the Certificate of Designation. The Parent’s authorized capital stock consists solely of the Parent Common Stock, Parent Series A Preferred Stock and Parent Series B Preferred Stock and, upon the filing of the Certificate of Designation, the Parent Series C Preferred. The Series A Preferred Stock and Series B Preferred Stock of Parent have the rights, privileges and preferences set forth in the respective Certificates of Designation for such series. Upon the NASDAQ Approval, the Parent will have sufficient authorized shares of Parent Common Stock for issuance upon the conversion of the shares of Parent Series C Preferred and the Earn-Out Shares.

4.7 Ownership of the Purchaser; No Prior Activities. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any Contracts with any Person.

4.8 Brokers. Neither the Parent, the Purchaser nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, the Purchaser or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4,9 SEC Reports; Financial Statements.

(a) Since May 1, 2021, the Parent has timely filed or furnished all necessary forms, reports and other documents required to be filed or furnished by it with the SEC (including any amendments thereof and the exhibits thereto and documents incorporated by reference therein, the “SEC Reports”), or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except where the failure to file on a timely basis would not have or reasonably be expected to result in a Material Adverse Effect. To the knowledge of Parent, as of each of its respective dates, each SEC Report has complied in all material respects with the requirements of the Securities Act and the Exchange Act and relevant rules of The Nasdaq Capital Market, as the case may be, and none of the SEC Reports, when filed or as of its effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Parent included in the SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and all other applicable accounting requirements as in effect at the time of filing (or to the extent corrected by a subsequent restatement).

(c) Except as disclosed in SEC Reports filed prior to the date of this Agreement, from the date of the most recent consolidated balance sheet of the Parent and its subsidiaries that are disclosed in the SEC Reports through the date of this Agreement, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Article 5
Covenants

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by applicable Law or as contemplated by this Agreement or otherwise with the prior written consent of Parent, the Company will (i) conduct its business only in the ordinary and usual course of business and consistent with past practice, and (ii) use its commercially reasonable efforts to keep available, in all material respects, the services of the current officers, employees and consultants of the Company and preserve, in all material respects, the goodwill and current relationships of the Company with Significant Customers, Significant Suppliers and other Persons with which the Company has significant business relationships material to the business of the Company. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by applicable Law or contemplated by this Agreement, or otherwise with the prior written consent of Parent, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(a) amend or otherwise change its certificate of incorporation or bylaws;

(b) issue, deliver, sell, transfer, pledge, dispose of, grant a Lien or permit a Lien to exist on, or authorize, propose or agree to the issuance, delivery, sale, transfer, pledge or disposition of or granting or placing a Lien on, any shares of any class of capital stock of, or other Equity Interests in, the Company, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class of capital stock or other Equity Interests of the Company (including, for the avoidance of doubt, through the adoption of any stockholder rights plan or “poison pill” agreement), other than (i) pursuant to the requirements of Contracts of the Company as in existence on the date of this Agreement and which are set forth on Section 5.1(b)(i) of the Company Disclosure Schedule or (ii) pursuant to the vesting and/or exercise of Company Options, Restricted Shares and Company Warrants and other contractual rights that are in existence on the date hereof and in accordance with their current terms;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee, encumber, abandon or permit to lapse any material property or assets (including Intellectual Property Rights) of the Company, except to grant nonexclusive licenses to customers for use of Company’s products and services in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any Contract with respect to the voting or registration of its capital stock;

(e) adjust, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(f) merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(g) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or make any investment in any Person, other than acquisitions of goods and services in the ordinary course of business consistent with past practice;

(h) incur any indebtedness for borrowed money in excess of $20,000 or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;

(i) make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business consistent with past practice in excess of $10,000 in the aggregate;

(j) terminate, cancel, renew, or request or agree to any material change in or waiver under, any Company Material Contract, enter into any Contract that, if existing on the date hereof, would be a Company Material Contract, or amend any Contract in existence on the date hereof that, after giving effect to such amendment, would be a Company Material Contract;

(k) make or authorize any capital expenditure in excess of $10,000 individually or $20,000 in the aggregate;

(l) hire or terminate any officer or employee (except with respect to non-executive employees with aggregate annual compensation below $50,000);

(m)    except as required to comply with any Law or any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, (A) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, bonuses, incentives, deferred compensation, pensions, severance or termination payments, change of control or retention payments, retirement, profit-sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company to any Participant, including without limitation, any increase or change pursuant to any Benefit Plan or Benefit Agreement, (B) adopt, establish, enter into, amend, modify or terminate any Benefit Plan, Benefit Agreement or collective bargaining, employee association, works council or similar Contract, (C) enter into any trust, annuity or insurance agreement or similar Contract or take any other action to fund or otherwise secure the payment of any compensation or benefit or (D) take any action to accelerate the time of vesting or payment of any compensation or benefit or (ii) take any action, directly or indirectly, that accelerates the vesting or accelerates the lapse of forfeiture or other restrictions on equity securities of the Company;

(n) forgive any loans to directors, officers, employees or any of their respective affiliates;

(o) pre-pay any long-term debt; or waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q) commence, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than those made in the ordinary course of business consistent with past practice and which involve only the payment of monetary damages not in excess of $10,000 individually or $20,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(r) make or change any material election with respect to Taxes; adopt or change any material accounting method with respect to Taxes; amend any United States federal or material other Tax Return; enter into any private letter ruling, closing agreement or similar ruling or Contract with the IRS or any other Tax authority; enter into any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract with respect to Taxes; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; settle any Action with respect to a material amount of Taxes or forego any material Tax refund;

(s) write up, write down or write off the book value of any assets, in the aggregate, in excess of $10,000 individually or $20,000 in the aggregate, except for depreciation and amortization in accordance with GAAP consistently applied;

(t) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting (if such a meeting is required by applicable Law);

(u) fail to keep in force Insurance Policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company as are currently in effect;

(v) make any change in its investment policies with respect to cash or marketable securities;

(w)    grant to any Third Party any assignment, license, covenant not to sue, release, immunity or other right with respect to the Company Intellectual Property (other than nondisclosure agreements, end user license agreements, and terms of use entered into in the ordinary course of business on Company’s applicable standard form agreement without material changes ) or acquire from a Third Party a grant of any assignment, license, covenant not to sue, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights, other than employment agreements between Company and its employees and non-exclusive, proprietary (i.e., non-Open Source), inbound Software licenses generally commercially available on commercially reasonable terms with annual license fees under $10,000 in the aggregate that do not relate to Intellectual Property or Intellectual Property Rights incorporated into any Company Offering; or

(x) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2 Meeting of Stockholders to Approve the Merger. If approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company shall, in accordance with and subject to the requirements of applicable Law: as promptly as practicable (i) set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with the Purchaser), or (ii) prepare and deliver to its stockholders a written consent in lieu of the Special Meeting pursuant to Section 228 of the DGCL and in each case use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger.

5.3 Access to Information.

(a) From the date of this Agreement until the Effective Time, the Company shall and each of its directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”), to: (i) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon reasonable prior notice and in a manner that does not unreasonably disrupt or interfere with business operations, to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, offices and other facilities, Contracts, assets, liabilities, employees, officers and other aspects of the Company as Parent or the Parent Representatives may reasonably request. No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to modify or limit any representation or warranty made by the Company in this Agreement.

5.4 No Solicitation.

(a) Except as expressly permitted by this Section 5.4, effective on the date of this Agreement, the Company shall, and shall cause each Company Representative to, (i) immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party (other than Parent) that may be and (ii) request any such Third Party to promptly return or destroy all confidential information concerning the Company.

(b) Except as expressly permitted by this Section 5.4, the Company shall not, and shall cause each Company Representative not to, at all times from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly: (i) solicit, initiate, or knowingly facilitate or knowingly encourage (including by providing non-public information) any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, any proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Company to, or afford access to the books or records or officers of the Company to, any Third Party relating to any proposal or any proposal or offer that would reasonably be expected to lead to a proposal, (iii) approve, endorse, recommend, execute or enter into, or publicly propose to approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive Contract (other than an Acceptable Confidentiality Agreement) with respect to any proposal (an “Alternative Acquisition Agreement”), (iv) take any action to make the provisions of any Takeover Statute (including Section 203 of the DGCL) or any applicable anti-takeover provision in the Company’s organizational documents inapplicable to any transactions contemplated by a proposal, (v) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by the Company in respect of or in contemplation of a proposal or (vi) propose, resolve or agree to do any of the foregoing, in each case for any acquisition, sale, merger, sale of assets or Shares or other change of control of the Company.

5.5 Appropriate Action; Consents; Filings.

The Company, Stockholders and Parent shall use (and cause their respective Subsidiaries to use) their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including those matters set forth on Section 5.5(a) of the Company Disclosure Schedule, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Action or Order by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Merger and (iii) promptly make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, and the Merger required under (A) the Exchange Act, the Securities Act and any other applicable securities Laws, and (B) any other applicable Law, if any; provided, that the Company and Parent shall cooperate with each other in all respects in connection with (x) preparing and filing the Proxy or Information Statement required to be filed by Parent with the SEC and any other filings made or required to be made with the SEC and NASDAQ in connection with the Merger and the transactions contemplated thereby, (y) and determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, in connection with the Merger and (z) seeking any such actions, consents, approvals or waivers or timely making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under any applicable Law in connection with the transactions contemplated by this Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 5.5 as “Outside Counsel Only Material.” Notwithstanding anything to the contrary in this Section 5.5, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and any Company Subsidiaries. The information supplied by the Company or Stockholders in writing expressly for inclusion or incorporation by reference in any Parent Proxy or Information Statement (and any amendment thereof or supplement thereto) will not, at the dates filed with the SEC and mailed to the Parent’s stockholders and at the time of any Meeting or Consent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(a)The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any Third Party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 5.5(b), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent, none of the Company shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(b) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of any request, inquiry, objection, charge or other Action, actual or threatened, by or before the United States Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other applicable Governmental Entity or any Third Party with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, objection, charge or other Action and (iii) promptly inform the other parties of any communication to or from any Governmental Entity or any Third Party regarding the Merger. Each party hereto will (i) use its commercially reasonable efforts to resolve any such request, inquiry, objection, charge or other Action, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, which shall include litigating or contesting any such Action or Order to a final, non-appealable decision, (subject in all respects to the provisions regarding the Outside Date set forth in Section 1.1(e) and Section 7.1(k)) so as to permit consummation of the transactions contemplated by this Agreement and (ii) consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement (such cooperation shall include consultation with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any Action by a Third Party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, providing the other party the opportunity to attend and participate in such meetings and conferences).

(c) Notwithstanding the foregoing or any other provision of this Agreement (but subject in all respects to Section 5.1), (i) nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Article 7 hereof and (ii) nothing in this Agreement shall obligate Parent, the Purchaser or any of their respective affiliates to agree to (and the Company shall not, without the prior written consent of Parent): (A) sell, hold separate or otherwise dispose of all or a portion of its business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company or (D) waive any of the conditions set forth in this Agreement.

5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would reasonably be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.7 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the parties shall (and each of the parties shall cause its representatives and affiliates, if applicable, not to) issue any press release or make any public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, the Purchaser, any of its affiliates or any Parent Representative, or (b) Parent, in the event the disclosing party is the Company, or any Company Representative, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that (i) if a party determines, based upon advice of counsel, that a press release or public announcement is required by applicable Law or the rules or regulations of any applicable stock exchange, such party may make such press release or public announcement, in which case the disclosing party shall use its commercially reasonable efforts to provide the other parties reasonable time to comment on such release or announcement in advance of such issuance, (ii) this Section 5.7 shall terminate upon a Adverse Recommendation Change and (iii) each of the parties may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other parties, the Merger or the transactions contemplated hereby.

5.8 Indemnification of Directors and Officers.

(a) Parent and the Surviving Corporation agree that all rights of indemnification, exculpation and limitation of liabilities existing in favor of past and present directors and officers of the Company as provided in the Company Charter, the Company Bylaws or under any indemnification, employment or other similar Contracts between such past and present directors and officers of the Company and the Company, in each case as in effect on the date of this Agreement with respect to acts or omissions in their capacity as directors or officers occurring at or prior to the Effective Time, shall survive the Merger and continue in full force and effect in accordance with their respective terms (unless otherwise required by applicable Law). From and after the Effective Time, Parent shall cause the Surviving Corporation to pay and perform in a timely manner such indemnification obligations. Subject to Section 5.8(c), for a period of six years from and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, exculpation, and advancement of expenses of directors and officers than are currently set forth in the Company Charter and the Company Bylaws (unless otherwise required by applicable Law).

(b) For a period of six years from and after the Effective Time, the Surviving Corporation/Parent shall maintain for the benefit of the Company’s directors and officers, as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (accurate and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be as set forth on Section 5.8(b) of the Company Disclosure Schedule. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies are obtained by Parent prior to the Effective Time, which policies provide such directors and officers with substantially equivalent coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee, subject to applicable Law (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

5.9 State Takeover Laws. If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the execution, delivery or performance of this Agreement, the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.10 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares or Company Options pursuant to this Agreement, and the Merger, shall be an exempt transaction for purposes of Section 16.

5.11 Employees.

(a) Nothing in this Agreement shall restrict the right of Parent or any of its affiliates (including the Surviving Corporation) to terminate the employment of any employee after the Closing Date.  The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no employee or former employee of the Company or any other individual associated therewith or any Benefit Plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment or other modification of any Benefit Plan for any purpose.  In addition, nothing in this Agreement shall be construed to create any right to any particular term or condition of employment or limit the right of Parent or any of its affiliates (including the Surviving Corporation) to amend or terminate or otherwise modify any Benefit Plan following the Effective Time.

5.12 Benefit Plans. Effective as of the day prior to the Effective Time, the Company will terminate any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective as of the day immediately prior to the Effective Time no employee of the Company shall have any right thereafter to contribute any amounts to any Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, the Company will provide Parent with evidence that each such Benefit Plan has been terminated effective as of the day immediately prior to the Effective Time pursuant to resolutions duly adopted by the Company Board. In addition, at the request of Parent, the Company and each Company Subsidiary will terminate any and all other Benefit Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either the day immediately prior to the Effective Time or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Benefit Plans have been so terminated pursuant to resolutions duly adopted by the Company Board. The Company also shall take such other actions in furtherance of terminating such Benefit Plans as Parent may reasonably require.

5.13 Stockholder Litigation. The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of, any Action brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement, or consent to the same without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

5.14 Obligations of the Purchaser. Parent will take all actions necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.15      Escrow Agreement. At the Closing, Parent. Stockholders and the Escrow Agent shall execute and deliver an Escrow Agreement in form and substance satisfactory to Parent and Escrow Agent (the “Escrow Agreement”) and a Designation of Proportionate Allocation and Distribution of Aggregate Purchase Price agreement (the “Proportionate Share Agreement”) appointing George Matus as Stockholder Representative for purposes of the Escrow Agreement and designating the Merger Consideration to be deposited pursuant to Section 2.1 (e) hereof by each Stockholder to be held pursuant to the Escrow Agreement and hereunder in form and substance acceptable to Parent, Stockholders and the Escrow Agent. The Escrow Shares shall be valued at the Agreed Parent Share Price in the event claims have been asserted under Section 2.1 or Article 9 hereof.

5.16      Notice of Developments. During the period from the date of this Agreement to the Closing Date, each party will give prompt written notice after discovery thereof to the others of any material adverse development causing a breach of any of such party’s representations, warranties and covenants set forth herein. No disclosure by any party pursuant to this Section 5.19, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

5.17      Company Financial Statements. Within forty-five (45) days following the execution of this Agreement, the Company shall prepare and deliver to Parent US GAAP audited financial statements prepared by a PCAOB (Public Company Accounting Oversight Board) firm in such form and for such periods as is required to be filed in a Current Report on Form 8-K by Parent to be filed with the SEC following Closing (prior two full fiscal years) (the “Audited Financial Statements”) as well as unaudited reviewed quarterly financial information as is required to be filed in a Current Report on form 8-K by Parent for such quarterly periods as are required to be filed. The Company shall, not later than thirty (30) days after execution of this Agreement, deliver to the Parent its opening balance sheet audited by a PCAOB firm as well as pro forma financial statements of the post-Transaction balance sheet of the Parent and Company, on a consolidated basis, and such additional information as is required by Parent.

Article 6
Conditions to Consummation of the Merger

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted and the Merger approved by the requisite vote or written consent of the stockholders of the Company, if required by applicable Law.

(b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any Law enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; provided, that prior to invoking this Section 6.1(c), each party shall use its commercially reasonable efforts to have any such Order or other legal restraint or prohibition lifted.

(c) Decathlon Capital Investments (“Decathlon”) shall have entered into an Amended and Restated Revenue Loan and Security Agreement amending the Decathlon Revenue Loan and Security Agreement dated as of December 24, 2020 by and between DA4 and the Company (the “Revenue Agreement”) in form and substance satisfactory to Parent and released Company from any and all obligations related thereto for the period prior to Closing. Stockholders shall have entered into Indemnification Agreements in form and substance satisfactory to Parent and Purchaser indemnifying Parent, Purchaser and Company from and against all claims, liabilities and obligations related to the Decathlon Agreement or arising from the Company’s agreements with Decathlon.

Article 7
Termination, Amendment and Waiver

7.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors (or appropriate committee or designee) of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company at any time;

(b) By either the Company or Parent, provided, however, that the right to terminate the Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the failure or the non-satisfaction of any condition or requirement of this Agreement or any voting agreement entered by Stockholders in connection herewith;

(c) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) omitted (ii) prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which Order or other action the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party if the issuance of such final and non-appealable Order or other action was due to the failure by such party (including, in the case of Parent, the Purchaser) to perform any of its obligations under this Agreement;

(d) By Parent, at any time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 20 calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured;

(e) By Parent, at any time if there has been a Company Material Adverse Effect;

or

(f) By either the Company or Parent if the closing of the Merger has not occurred by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(k) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the failure of the Merger to close by the Outside Date.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 5.7, and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered as a result of the willful and material breach by the Company, on the one hand, or Parent or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

7.3 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8
General Provisions

8.1 Fees and Expenses. Subject to Section 7.2 hereof, all Expenses incurred by the parties hereto (including, without limitation, any Expenses incurred in connection with obtaining any Third Party consents or any filings to be made pursuant to (i) the Exchange Act, the Securities Act or the rules and regulations of the NASDAQ, or (ii) the DGCL or any Takeover Laws), shall be borne solely and entirely by the party which has incurred the same.

8.2 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail (if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next Business Day), sent by certified or registered first-class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.3.

If to Company, addressed to it at:

Teal Drones, Inc.

5200 S. Highland Drive

Suite 201

Holladay, UT 84117

Phone: (801)706-6385

Attention: George Matus, CEO

with a copy to (for information purposes only):

Holland and Hart, LLP

222 South Main Street

Suite 2200

Salt Lake City, UT 84101

Phone: (801) 799-5861
E-mail: JPSteele@hollandhart.com

Attention: Jeffrey Steele, Esq.

If to the Parent or Purchaser, addressed to it at:

Red Cat Holdings, Inc.

Teal Acquisition I Corp.
370 Harbour Drive

Palmas del Mar

Humacao, PR 00791
Phone: (833) 373-3228
E-mail: Jeff@redcat.red
Attention: Jeffrey Thompson, CEO

with a copy to (for information purposes only):

Law Office of Harvey Kesner

Phone: (646) 678-2543
E-mail: pdox74@gmail.com

Attention: Harvey Kesner, Esq.

8.3

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, noncompetition, nondisclosure, non solicitation, severance, retirement, change in control, retention, termination or other similar Contract between the Company , on the one hand, and any Participant, on the other hand.

“Benefit Plan” means each pension plan (as defined in Section 3(2) of ERISA, but whether or not subject to ERISA), post-retirement or employment health, medical, other welfare, cafeteria, disability, bonus, incentive, deferred compensation, equity or equity-based, severance, retirement, change in control, retention or termination plan, policy, program, practice, Contract and any other material plan, policy, program, practice or Contract providing compensation or other benefits to any Participant (or any dependent or beneficiary thereof), including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA, which are sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, or any Commonly Controlled Entity or under which the Company, or any Commonly Controlled Entity has any material obligation or liability, other than any Benefit Agreement.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Closing Date VWAP” means the average of the Daily VWAP for the twenty (20) trading days ending on and including the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Commonly Controlled Entity” means any Person or entity that is (or at any relevant time was) treated as a single employer or under common control with the Company within the meaning of Section 414 of the Code.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned, used, held for use or practiced by the Company , including any Intellectual Property and Intellectual Property Rights incorporated into or otherwise used, held for use or practiced in connection with any Company Offerings.

“Company Intellectual Property Contracts” means the Inbound Intellectual Property Contracts and Outbound Intellectual Property Contracts.

“Company Material Adverse Effect” means any change, event, effect, occurrence, or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company, taken as a whole, except for any of the following changes, events, effects, occurrences or developments:  (A) changes in general economic or political conditions or financial or securities markets in general, in each case, in the United States or elsewhere in the world, (B) changes in the principal industry in which the Company operate, (C) changes in Laws or the enforcement or interpretation thereof applicable to the Company or in GAAP or in accounting standards, (D) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war (whether or not declared), armed hostilities, sabotage or terrorism, earthquakes, hurricanes, tornados or other natural disasters or calamities, (E) the negotiation, execution, delivery, announcement or performance of this Agreement or the taking of any actions pursuant to this Agreement, including without limitation, the impact thereof on the relationships of the Company with customers, (F) any failure of the Company to meet any internal or public projections, forecasts or estimates or the issuance of revised projections that are not as optimistic as those in existence on the date hereof, (G) any changes in the market price or trading volume of shares of Company Common Stock; provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (G), or (H) the suspension of trading generally on the New York Stock Exchange or the Nasdaq Stock Market, except in the case of clauses (A), (B), (C) and (D), any changes, events, effects, occurrences or developments which disproportionately affect, individually or together with other changes, events, effects, occurrences or developments, the Company when compared to other Persons operating in the principal industry in which the Company operates.

“Company Offerings” means any products or services developed, manufactured, offered, provided, sold or otherwise distributed by or for the Company, including any products or service offerings under development that form the basis, in whole or in part, of any revenue or business projection provided to Parent.

“Company Warrant” means any option or arrangement to purchase Shares that is outstanding immediately prior to the Effective Time under any of the Contracts listed in Section 3.2(b) of the Company Disclosure Schedule.

“Company-Owned Intellectual Property” means any and all Company Intellectual Property that is owned in whole or in part by the Company (or that the Company claims or purports to own in whole or in part). Company-Owned Intellectual Property includes Registered Company Intellectual Property.

“Contracts” means any of the agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, undertakings, covenants not to compete, licenses, instruments, obligations, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyright License” means any license that requires, as a condition of use, modification or distribution of Works of Authorship, that such Works of Authorship, or other Software or other Intellectual Property incorporated into, derived from, used, or distributed with such Works of Authorship: (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Offerings, Company-Owned Intellectual Property, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (iv) be redistributable at no license fee.

“Copyright Materials” means any Software or other Intellectual Property subject to a Copyright License.

“Daily VWAP” means, for any trading day, the per share volume-weighted average price of the Parent Common Stock as displayed on Bloomberg, L.P. (or its equivalent successor if such service is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on the Nasdaq Capital Market or, if unavailable, on the OTC Markets. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Environmental Claims” means all accusations, allegations, Liens, demands, Actions, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws.

“Environmental Conditions” means the presence of Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) relating to or arising out of the conduct of the business of the Company .

“Environmental Laws” shall mean all applicable Laws relating to pollution, protection of the environment (including without limitation ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants, or other natural resources), and/or protection of the health and safety of Persons from exposures to Hazardous Substances in the environment.

“Equity Exchange Ratio” means the quotient obtained by dividing (x) the Merger Consideration by (y) the Applicable Parent Stock Price.

“Equity Interest” means any share of capital stock, partnership, member or similar equity interests in any Person, and any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares, capital stock, partnership, member or similar equity interests, or any options, warrants or other rights of any kind to acquire or that are linked to the value of any such shares, capital stock, partnership, member or similar equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement, and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, provincial, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” shall mean all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under applicable Environmental Laws.

“Intellectual Property” means any and all: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering and manufacturing information and materials, (iii) specifications, designs, models, devices, prototypes, schematics and development tools, (iv) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”), (v) databases and other compilations and collections of data or information (“Databases”), (vi) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”), (vii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (viii) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information, such as product, marketing, servicing, financial, supplier, and personnel information, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories (“Trade Secrets”) and (ix) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including: (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”), (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral, economic and other industrial property rights, however denominated) (“Copyrights”), (iii) other rights with respect to Software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to Domain Names, including registrations thereof and applications therefor, (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person, (viii) rights with respect to Databases, including copyright registrations thereof and copyright applications therefor, (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials and (x) any rights equivalent or similar to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means actual knowledge, after reasonable inquiry, of any executive officer of the Person and, solely with respect to the Company, the knowledge of George Matus, or in the case of any Stockholder representation, such Stockholder.

“Law” means any international, national, provincial, federal, state, municipal and local laws, treaties, statutes, ordinances, certificates, notices, by-laws, rules, regulations, Orders, or other requirements, policies or instruments of any Governmental Entity having the force of law.

“Licensed Company Intellectual Property” means any Company Intellectual Property that is not Company-Owned Intellectual Property and is licensed to the Company.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“on a fully diluted basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of Shares the Company is then required to issue pursuant to options, warrants, rights or other obligations outstanding at such date under any employee stock option or other benefit plans, warrant agreements or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the Company Stock Option Plans.

“Open Source” means any Software or other Intellectual Property that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative.

“Parent Common Stock” means shares of common stock, par value $0.0001 per share, of Parent.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to materially delay, consummation of the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Participant” means each current or former director, officer, employee or independent contractor of the Company .

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of law, (c) with respect to Leased Real Property, Liens disclosed on existing title reports or existing surveys made available to Parent and such other non-monetary Liens, if any, which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company or would detract materially from the use, occupancy, value or marketability of title thereto, including (i) easements, encroachments and other matters not of record which would be disclosed by an accurate survey or a personal inspection of the property and (ii) title to any portion of the premises lying within the right of way or boundary of any public road or private road.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means information from or about an individual that is sufficient to identify such individual, including, but not limited to, an individual’s: first and last name, home or other physical address; telephone number, including home telephone number and mobile telephone number, email address or other online contact information, such as a user identifier or screen name; financial account number, government-issued identifier, or persistent identifier, such as IP address or other unique identifier associated with a Person, device or web browser; list of contacts; sufficiently precise physical location; or any other information from or about an individual consumer that is combined with information from or about an individual that is sufficient to identify such individual.

“Registered Company Intellectual Property” means: (i) all Patents, registered Trademarks, applications to register Trademarks (including intent-to-use applications), registered Copyrights, applications to register Copyrights, and all Domain Names that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company and (ii) any other applications, registrations, recordings and filings by the Company (or otherwise authorized by or in the name of the Company ) with respect to any Company-Owned Intellectual Property.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized Databases, including all data and information included in such Databases, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such Equity Interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Taxes” means any and all (i) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, whether disputed or not, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, national insurance, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and gains tax and license, registration and documentation fees and (ii) liability for amounts described under clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of any applicable Law), as a result of transferee or successor liability, by Contract, by law or otherwise.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar statement or document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transfer Taxes” means all transfer, stamp, documentary and similar Taxes incurred in connection with the transfer of Shares pursuant to this Agreement and the transactions contemplated herein.

“Third Party” shall mean any Person other than Parent, the Purchaser and their respective affiliates.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

“VWAP” means the average of the Daily VWAP for the twenty (20) trading days ending on and including the date of determination.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2015 Stock Option Plan”	Section 2.4(a)(iv)
“Action”	Section 3.15(a)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.4(b)
“Assumed Company Option”	Section 2.4(a)(ii)
“Assumed RSUs”	Section 2.4(b)(ii)
“Book-Entry Shares”	Section 2.2(b)
“Breakup Fee”	Section 7.2(b)
“Certificate of Merger”	Section 1.5
“Certificates”	Section 2.2(b)
“Closing”	Section 1.5
“Closing Date”	Section 1.5
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1(b)
“Company Charter”	Section 3.1(b)
“Company Common Stock”	Section 3.2(a)
“Company Compensation Arrangement”	Section 3.13(g)
“Company Disclosure Schedule”	Article 3
“Company Financial Advisor”	Section 3.23
“Company Material Contract”	Section 3.14(b)
“Company Option”	Section 2.4(a)(i)
“Company Permits”	Section 3.6(a)
“Company Personnel”	Section 3.17(k)
“Company Preferred Stock”	Section 3.2(a)
“Company Representatives”	Section 5.3(a)
“Company RSU”	Section 2.4(b)(ii)
“Company Stock Option Plans”	Section 2.4(a)(i)
“Company Stockholder Approval”	Section 3.26
“Confidentiality Agreement”	Section 5.3(b)
“Contaminants”	Section 3.17(s)
“Continuing Directors”	Section 1.3(a)
“Continuing Employees”	Section 5.11(a)
“Dissenting Shares”	Section 2.3
“DGCL”	Recitals
“DOJ”	Section 5.5(c)
“D&O Insurance”	Section 5.8(c)
“Effective Time”	Section 1.5
“Employment Compensation Arrangement”	Section 3.13(g)
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)
“Export Approvals”	Section 3.29(a)
“Fairness Opinion”	Section 3.23
“FTC”	Section 5.5(c)
“Grant Date”	Section 3.2(c)
“Inbound Intellectual Property Contracts”	Section 3.17(b)
“Inclusive Companies”	Section 3.16
“Independent Directors”	Section 1.3(c)
“Initial Expiration Date”	Section 1.1(d)
“Insurance Policies”	Section 3.20
“Key Employee”	Recitals
“Lease Agreements”	Section 3.14(a)
“Leased Real Property”	Section 3.22
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 2.1(a)
“Minimum Condition”	Section 1.1(a)
“NASDAQ”	Section 1.3(a)
“Non-Competition Agreement”	Recitals
“Non-Personal Information”	Section 3.18(a)
“Option Payments”	Section 2.4(a)(i)
“Order”	Section 3.15(b)
“Outbound Intellectual Property Contracts”	Section 3.17(b)
“Outside Date”	Section 1.1(e)
“Parent”	Preamble
“Parent Representatives”	Section 5.3(a)
“Parent Subsidiary”	Section 4.3
“Privacy Policies”	Section 3.18(a)
“Promissory Note”	Section 1.7(a)
“Proxy Statement”	Section 5.2(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(c)
“Required Third-Party Consents”	Annex I
“Required Governmental Approval”	Annex I
“Restricted Share”	Section 2.4(b)(i)
“Sarbanes-Oxley Act”	Section 3.7(a)
“SEC”	Section 1.1(e)
“Section 16”	Section 5.10
“Shares”	Recitals
“Significant Customer”	Section 3.14(e)
“Significant Supplier”	Section 3.14(f)
“Special Meeting”	Section 5.2(b)
“Surviving Corporation”	Section 1.4(a)
“Takeover Statutes”	Section 3.3(b)
“Unscheduled Inbound IP Contracts”	Section 3.17(e)
“Unscheduled Outbound IP Contracts”	Section 3.17(e)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement, together with the Exhibits, the Company Disclosure Schedule and the other documents delivered pursuant to this Agreement, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, including, without limitation, the Original Agreement.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties and any assignment without such prior written consent shall be null and void.

8.10 No Third-Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.8, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (including the right to rely upon the representations and warranties set forth herein).

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “$” are references to United States dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. To the extent this Agreement refers to information or documents to be delivered, provided or made available to Parent or the Purchaser, the Company shall be deemed to have satisfied such obligation if the Company has delivered, provided or made available such information or document to Parent in the online data room managed by the Company in connection with the transactions contemplated by this Agreement at least one (1) calendar day prior to the date hereof.

8.12 Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of New York (without regard to Laws that may be applicable under conflicts of Laws principles, whether of the State of New York or any other jurisdiction).

(b) Any action, claim, suit or proceeding between the parties hereto arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the state or federal court of the County of New York, State of New York and any state appellate court therefrom within the State of New York (or, if the Court of the State of New York declines to accept jurisdiction over a particular matter, any state or federal court within the State of New York, and any direct appellate court therefrom). Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such action, claim, suit or proceeding and agrees that it will not bring any such action, claim, suit or proceeding in any other court. Furthermore, each party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 8.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action, claim, suit or proceeding in such court is brought in an inconvenient forum, (B) the venue of the action, claim, suit or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.2 or in such other manner as may be permitted by applicable Law.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

(d) This Agreement may be executed in one or more counterparts (including via facsimile, .pdf or other electronic means), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(e) The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the state or federal Court of the State of New York, County of New York and any state appellate court therefrom within the State of New York (or, if the Court of the State of New York declines to accept jurisdiction over a particular matter, any state or federal court within the State of New York) and any such injunction shall be in addition to any other remedy to which any party is entitled, at law or in equity. In connection with any action for specific performance, each party hereby irrevocably waives any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 8.12.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

9.1 Survival of the Representations and Warranties. The representations and warranties and indemnification obligations of Stockholders and Company shall survive the Closing Date until the eighteen (18) months anniversary of the Closing Date; provided, however, that (i) the representations in Section 3.1 (Organization and Qualification; No Subsidiaries), Section 3,3 (Authority), Section 3.5 (Required Filings and Consents), Section 3.2 (Capitalization), Section 3.6 (Permits: Compliance With Law); Section 3.4 (No Conflict) (together, the “Indefinite Representations”) shall survive indefinitely and (ii) the representations and warranties set forth in Section 3.9 (Absence of Undisclosed Liabilities), and Section 3.19 (Tax Matters) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations (the “SOL Representations” and, together with the Indefinite Representations, the “Fundamental Representations”).

9.2 Indemnification.

(a) Indemnification by the Stockholders. Each Stockholder agrees (i) severally and not jointly, to defend, indemnify and hold harmless Parent and the Surviving Company and its Affiliates and their respective Affiliates, directors, officers, employees and agents (together, the “Parent Indemnified Parties”) from, against and in respect of, the full amount of:

(A) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations and warranties of the Company contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of the Company contained in this Agreement;

(B) any and all Indemnified Losses related to or arising from any products delivered by the Company prior to the Closing Date, including without limitation, Indemnified Losses for product recalls, product defects, warranty claims, personal injury or death (which shall exclude any claims which have specifically been reserved or allowed for in sufficient amounts to fully cover the Indemnified Loss prior to the Closing Date);

(C) any and all Indemnified Losses which relate to any legal and/or governmental proceedings which are not set forth on the Disclosure Schedules, existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of the Company, which occurred prior to the Closing Date; and

(ii) severally and not jointly, to defend, indemnify and hold harmless the Parent Indemnified Parties from, against and in respect of, the full amount of:

(A) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations and warranties of such Stockholder contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of such Stockholder contained in this Agreement; and

(B) any and all capital or other taxes related to or arising from the sale and transfer of the Shares owned by such Stockholder contemplated hereby by reason of any Liability of for such taxes as assessed by any taxing authority either before or after the Closing Date.

(b) Indemnification by the Surviving Corporation. Surviving Corporation agrees to defend, indemnify and hold harmless the Stockholders and their Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of:

(i) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of Purchaser or Parent contained in this Agreement, and

(ii) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of Purchaser or Parent contained in this Agreement.

(c) Indemnification Procedure. Any party seeking indemnification under this Agreement (the “Indemnified Party”) will give prompt written notice to the party or parties against whom indemnity is sought (the “Indemnifying Party”) of any Indemnified Losses which it discovers or of which it receives notice after the Closing, stating the nature, basis (including the section of this Agreement that has been or will be breached, if any, and the facts giving rise to the claim that a breach has or will occur), and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(d) Indemnification Procedure as to Third Party Claims.

(i) Promptly after any Indemnified Party obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section as a “Claim”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 9.2 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, subject to the provisions of Section 9.2(d)(ii), assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense, (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party; and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party;

(ii) If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed

As used in this Section 9.2, the terms Indemnified Party and/or Indemnifying Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party and/or Indemnifying Party may be involved.

(e) Tax-Free Indemnification Payments. All sums payable by an Indemnifying Party as indemnification under this Section 9.2 shall be paid free and clear of all deductions or withholdings (including any taxes or governmental charges of any nature) unless the deduction or withholding is required by law.

(g) Construction of Representations and Warranties. For purposes of calculating Indemnified Losses, each of the representations and warranties that contains any qualifications as to materiality or Material Adverse Effect or similar language shall be deemed to have been given as though there were no such qualifications for the purpose of determining the amount of Indemnifiable Losses resulting from the breach of such representation and warranty, and any such qualifications shall be disregarded for such purpose of this Article 9.

9.3 Limitations on Liabilities.

Notwithstanding anything to the contrary contained herein, (i) other than with respect to a breach of a Fundamental Representation, no party shall be obligated to indemnify and hold harmless any other under Section 9.2 for breaches of representations and warranties unless and until all Indemnified Losses in respect of which such party is obligated to provide indemnification exceed Fifty Thousand Dollars (US$50,000) (the “Basket Amount”) following which (subject to the provisions of this Section 9.3) such party shall be obligated to indemnify and hold harmless, the other party for all such Indemnified Losses in excess of the Basket Amount; provided however that the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of fraud. In addition, no individual claim for Indemnified Loss shall count toward the Basket Amount unless it exceeds ten thousand dollars ($10,000) ("De Minimus Amount"), following which the full amount of such individual claim for Indemnified Loss shall be aggregated together with other claims for Indemnified Losses exceeding the De Minimus Amount for purposes of calculating the Basket Amount. (ii) other than with respect to breaches of a Fundamental Representations, fraud, gross negligence and willful misconduct, the Stockholders shall not be obligated to indemnify and hold harmless the Purchaser Indemnified Parties under Section 9.2 for breaches of representations and warranties in an amount in excess of the Escrow Shares; and (iii) each Stockholder’s maximum liability for indemnification of Purchaser Indemnified Parties hereunder for breaches of representations and warranties shall not exceed such Stockholder’s pro rata amount of the Merger Consideration actually received by such Stockholder.

(a) Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 9.3 shall apply to matters relating to intentional or fraudulent breaches or violations.

(b) Each party waives on behalf of itself and the other Indemnified Parties claiming through such parties, any right to multiply actual damages or to recover consequential, indirect, special, punitive or exemplary damages (including, without limitation, damages for lost profits or loss of business opportunity) arising in connection with or with respect to the indemnification provisions hereof.

(c) Each Indemnified Party entitled to indemnification hereunder shall take reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

9.4 Insurance Benefits. The amount of Indemnified Losses recoverable by any Indemnified Party under this Agreement with respect to an indemnity claim shall be reduced by the amount of any payment actually received by or on behalf of any Indemnified Party from any insurance policy net of any deductibles or other reasonable amounts payable with respect thereto.

9.5 Tax Benefits. The amount of Indemnified Losses recoverable by any indemnified party shall be reduced by the amount of any tax benefit realized by the indemnified party in the form of a refund or reduction in taxes payable as a result of such Indemnified Losses.

9.6 Exclusive Remedy. The indemnification rights provided in this Article 9 and Parent and Surviving Corporations rights pursuant to Section 9.2 shall be the sole and exclusive remedy available to Parent Indemnified Parties and each of them for any Indemnified Losses related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained herein or in any other agreement, certificate, instrument or document or any right, claim or action arising from the transactions contemplated hereunder or thereunder, and each such party hereby waives, to the fullest extent permitted by applicable Laws, any other rights or remedies that may arise under any applicable Laws; provided, that this exclusive remedy for damages shall not preclude any Party from bringing an action for specific performance, injunctive relief or any other equitable remedy to require a Party to perform its obligations under this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RED CAT HOLDINGS, INC.

By: _______________________

Name: Jeffrey Thompson
Title: Chief Executive Officer

TEAL ACQUISITION I CORP.

By: _______________________

Name: Jeffrey Thompson
Title: Chief Executive Officer

TEAL DRONES, INC.

By: _______________________

Name: George Matus
Title: Chief Executive Officer

SCHEDULES TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2021 (this “Agreement”), by and among Red Cat Holdings, Inc., a Nevada corporation (the “Parent”), Teal Acquisition I Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”) and Teal Drones, Inc., a Delaware corporation (the “Company”) and the undersigned shareholders of the Company (collectively, the “Stockholders”).

Schedule 2.1(b) – See Designation of Proportionate Allocation And Distribution of Aggregate Purchase Price Executed in connection herewith.

Schedule 2.2 – See Designation of Proportionate Allocation And Distribution of Aggregate Purchase Price Executed in connection herewith.